                                                                    EXHIBIT 99.1

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report...............................................   2

Financial Statements:

Consolidated Statements of Income for the Years Ended
 December 31, 2001, 2000 and 1999..........................................   3

Consolidated Balance Sheets as of
 December 31, 2001 and 2000................................................   4

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2001, 2000 and 1999..........................................   5

Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 2001, 2000 and 1999..........................................   6

Consolidated Statements of Comprehensive Income and
 Changes in Accumulated Other Comprehensive Income
 for the Years Ended December 31, 2001, 2000 and 1999......................   7

Notes to the Consolidated Financial Statements.............................   8


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

The Board of Directors
Nuevo Energy Company and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Nuevo Energy Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, stockholders' equity and comprehensive income and changes in accumulated other comprehensive income for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuevo Energy Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2000, the Company changed its method of accounting for its processed fuel oil and natural gas liquids inventories. Also discussed in Note 2, effective January 1, 2001, the Company changed its method of accounting for derivative instruments.

                                          KPMG LLP


November 11, 2002

                              NUEVO ENERGY COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)

                                                     Year Ended December 31,
                                                  -----------------------------
                                                    2001       2000      1999
                                                  ---------  --------  --------
Revenues
  Crude oil and liquids.........................    262,452   252,493   195,195
  Natural gas...................................     82,587    54,368    30,501
  Other.........................................        273     2,358     4,778
                                                  ---------  --------  --------
                                                    345,312   309,219   230,474
                                                  ---------  --------  --------
Costs and Expenses
  Lease operating expenses......................    175,114   144,312   124,196
  Exploration costs.............................     22,058     9,774    14,017
  Depletion, depreciation and amortization......     74,000    61,511    72,988
  Impairment of oil and gas properties..........    103,490        --        --
  General and administrative....................     36,904    32,974    32,266
  Restructuring and severance charges...........      4,859        --        --
  Loss on assets held for sale..................      3,494        --        --
  Other.........................................     14,928     5,103     8,945
  Gain on disposition of properties.............       (882)     (657)  (85,294)
                                                  ---------  --------  --------
                                                    433,965   253,017   167,118
                                                  ---------  --------  --------
Income (Loss) From Operations...................    (88,653)   56,202    63,356

  Derivative gain...............................        226        --        --
  Interest income...............................      1,311     1,935     2,857
  Interest expense..............................    (43,006)  (37,472)  (33,110)
  Dividends on TECONS...........................     (6,613)   (6,613)   (6,613)
                                                  ---------  --------  --------

Income (Loss) From Continuing Operations
  Before Income Tax.............................   (136,735)   14,052    26,490

Income tax expense (benefit)
  Current.......................................         --      (371)    1,200
  Deferred......................................    (54,804)    6,034    (6,395)
                                                  ---------  --------  --------
                                                    (54,804)    5,663    (5,195)
                                                  ---------  --------  --------

Income (Loss) From Continuing Operations........    (81,931)    8,389    31,685

Income (Loss) from discontinued operations,
  net of income taxes...........................      2,760     4,042      (243)

Cumulative effect of change in accounting
  principle, net of income tax benefit of $537..         --      (796)       --
                                                  ---------  --------  --------
Net Income (Loss)...............................    (79,171)   11,635    31,442
                                                  =========  ========  ========
Earnings Per Share

Basic
  Income (loss) from continuing operations......   $  (4.90)  $  0.48   $  1.64
  Income (loss) from discontinued operations,
    net of income taxes.........................       0.17      0.23     (0.02)
  Cumulative effect of a change in accounting
   principle, net of income tax benefit.........         --     (0.04)       --
                                                  ---------  --------  --------
  Net income (loss).............................   $  (4.73)  $  0.67   $  1.62
                                                  =========  ========  ========

Diluted
  Income (loss) from continuing operations......   $  (4.90)  $  0.46   $  1.63
  Income (loss) from discontinued operations,
    net of income taxes.........................       0.17      0.22     (0.02)
  Cumulative effect of a change in accounting
    principle, net of income tax benefit........         --     (0.04)       --
                                                  ---------  --------  --------
  Net income (loss).............................   $  (4.73)  $  0.64   $  1.61
                                                  =========  ========  ========

Weighted Average Shares Outstanding
  Basic.........................................     16,735    17,447    19,353
                                                  =========  ========  ========
  Diluted.......................................     16,735    17,941    19,507
                                                  =========  ========  ========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                          CONSOLIDATED BALANCE SHEETS

                      (In thousands, except share amounts)

                                                            December 31,
                                                        ----------------------
                                                           2001        2000
                                                        ----------  ----------
                                   ASSETS
Current assets
  Cash and cash equivalents............................ $    7,110  $   39,447
  Accounts receivable, net of allowance of $1,280 in
   2001 and $766 in 2000...............................     48,304      71,777
  Inventory............................................      3,839       4,546
  Assets held for sale.................................        819          --
  Assets from price risk management activities.........     19,610          --
  Prepaid expenses and other...........................      2,050       2,726
                                                        ----------  ----------
    Total current assets...............................     81,732     118,496
                                                        ----------  ----------
Property and equipment, at cost
  Land.................................................     55,859      53,246
  Oil and gas properties (successful efforts method)...  1,014,429   1,102,233
  Gas plant facilities.................................      8,723      12,020
  Other facilities.....................................     11,347      12,907
                                                        ----------  ----------
                                                         1,090,358   1,180,406
  Accumulated depreciation, depletion and
   amortization........................................   (424,837)   (496,444)
                                                        ----------  ----------
    Total property and equipment, net..................    665,521     683,962
                                                        ----------  ----------
Deferred tax assets, net...............................     70,013      16,282
Other assets...........................................     22,546      29,284
                                                        ----------  ----------
    Total assets....................................... $  839,812  $  848,024
                                                        ==========  ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..................................... $   35,771  $   25,895
  Accrued interest.....................................      5,635       5,757
  Accrued drilling costs...............................     15,081      12,467
  Accrued lease operating costs........................     23,244      30,037
  Deferred income tax..................................      7,783          --
  Other accrued liabilities............................     11,610      17,668
                                                        ----------  ----------
    Total current liabilities..........................     99,124      91,824
                                                        ----------  ----------
Long-term debt (Note 12)...............................    450,444     409,727
Other long-term liabilities............................     15,337       8,356
Company-Obligated Mandatorily Redeemable Convertible
 Preferred Securities of Nuevo Financing I.............    115,000     115,000
Commitments and contingencies (Note 15)
Stockholders' equity
  Preferred stock, $1.00 par value, 10,000,000 shares
   authorized; 7% Cumulative Convertible Preferred
   Stock, none issued and outstanding at December 31,
   2001 and 2000.......................................         --          --
  Common stock, $0.01 par value, 50,000,000 shares
   authorized, 20,905,796 and 20,620,296 shares issued
   and 16,880,080 and 16,632,318 shares outstanding at
   December 31, 2001 and 2000..........................        209         206
  Additional paid-in capital...........................    366,792     361,643
  Treasury stock, at cost, 3,902,721 and 3,813,074
   shares, at December 31, 2001 and 2000...............    (75,855)    (74,703)
  Stock held by benefit trust, 122,995 and 174,904
   shares, at December 31, 2001 and 2000...............     (2,919)     (3,646)
  Deferred stock compensation..........................       (902)       (602)
  Accumulated other comprehensive income...............     11,534          --
  Accumulated deficit..................................   (138,952)    (59,781)
                                                        ----------  ----------
    Total stockholders' equity.........................    159,907     223,117
                                                        ----------  ----------
      Total liabilities and stockholders' equity....... $  839,812  $  848,024
                                                        ==========  ==========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                  Year Ended December 31,
                                               -------------------------------
                                                 2001       2000       1999
                                               ---------  ---------  ---------
Cash flows from operating activities
 Net income (loss)............................ $ (79,171) $  11,635  $  31,442
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities
  Cumulative effect of a change in accounting
   principle, net of income taxes.............        --        796         --
  Depreciation, depletion and amortization....    74,000     61,511     72,988
  Dry hole costs..............................    14,138      2,503      8,051
  Amortization of debt financing costs........     2,399      1,983      1,696
  Impairment of oil and gas properties........   103,490         --         --
  Gain on sale of assets, net.................      (882)      (657)   (85,294)
  Loss on assets held for sale................     3,494         --         --
  Deferred income taxes.......................   (54,804)     6,034     (6,476)
  Debt modification costs.....................        --         --      3,064
  Non-cash effect of discontinued operations..     4,001      8,588      7,581
  Other.......................................     6,912        (31)     1,030
                                               ---------  ---------  ---------
                                                  73,577     92,362     34,082
Working capital changes, net of non-cash
 transactions
  Accounts receivable.........................    23,043    (26,266)   (20,461)
  Accounts payable............................     9,876      5,403     (4,527)
  Accrued liabilities.........................    (7,880)    25,490     17,901
  Other.......................................     2,468     (3,287)    (2,971)
                                               ---------  ---------  ---------
    Net cash provided by operating
     activities...............................   101,084     93,702     24,024
                                               ---------  ---------  ---------
Cash flows from investing activities
 Additions to oil and gas properties..........  (145,418)  (104,420)  (125,919)
 Acquisitions of oil and gas properties.......   (28,456)        --         --
 Proceeds from sales of properties............     6,145      3,083    234,312
 Additions to gas plant and other facilities..    (8,554)    (3,388)   (10,247)
                                               ---------  ---------  ---------
    Net cash provided by (used in) investing
     activities...............................  (176,283)  (104,725)    98,146
                                               ---------  ---------  ---------
Cash flows from financing activities
 Proceeds from borrowings.....................   143,450    197,100    142,590
 Debt issuance and modification costs.........       (97)    (5,186)    (8,053)
 Payments of long-term debt...................  (102,100)  (128,873)  (223,392)
 Proceeds from exercise of stock options......     3,694      2,701      1,690
 Purchase of treasury shares..................    (2,085)   (25,560)   (32,120)
                                               ---------  ---------  ---------
    Net cash provided by (used in) financing
     activities...............................    42,862     40,182   (119,285)
                                               ---------  ---------  ---------
Increase (decrease) in cash and cash
 equivalents..................................   (32,337)    29,159      2,885
Cash and cash equivalents
 Beginning of year............................    39,447     10,288      7,403
                                               ---------  ---------  ---------
 End of year.................................. $   7,110  $  39,447  $  10,288
                                               =========  =========  =========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (In thousands)

                                                                     Accumulated
                  Common Stock   Additional                             Other                                  Total
                  --------------  Paid-In   Treasury  Stock Held by Comprehensive   Deferred   Accumulated Stockholders'
                  Shares  Amount  Capital    Stock    Benefit Trust    Income     Compensation   Deficit      Equity
                  ------  ----------------------  ----------------------------------------------------------
January 1,
 1999...........  19,787   $203   $355,600  $(19,335)    $(1,732)       $    --      $  --      $(102,858)   $231,878
                  ======   ====   ========  ========     =======     ==========      =====      =========    ========
Exercise of
 stock options
 and related tax
 benefit........     129      1      1,810        --          --             --         --             --       1,811
Stock acquired
 by benefit
 trust..........      --     --         --     1,850      (1,850)            --         --             --          --
Issuance of
 warrants and
 other..........      --     --        120        --          --             --         --             --         120
Withdrawal from
 benefit trust..      14     --         --        --         398             --         --             --         398
Purchase of
 Treasury
 shares.........  (1,999)    --         --   (32,120)         --             --         --             --     (32,120)
Deferred stock
 compensation...      --     --        325        --          --             --       (216)            --         109
Net income......      --     --         --        --          --             --         --         31,442      31,442
                  ------   ----   --------  --------     -------     ----------      -----      ---------    --------
December 31,
 1999...........  17,931    204    357,855   (49,605)     (3,184)                     (216)       (71,416)    233,638
                  ======   ====   ========  ========     =======     ==========      =====      =========    ========

Exercise of
 stock options
 and related tax
 benefit........     183      2      3,200        --          --             --         --             --       3,202
Stock acquired
 by benefit
 trust..........      --     --         --       462        (462)            --         --             --          --
Purchase of
 Treasury
 shares.........  (1,482)    --         --   (25,560)         --             --         --             --     (25,560)
Deferred stock
 compensation...      --     --        588        --          --             --       (386)            --         202
Net income......      --     --         --        --          --             --         --         11,635      11,635
                  ------   ----   --------  --------     -------     ----------      -----      ---------    --------
December 31,
 2000...........  16,632    206    361,643   (74,703)     (3,646)                     (602)       (59,781)    223,117
                  ======   ====   ========  ========     =======     ==========      =====      =========    ========
Exercise of
 stock options
 and related tax
 benefit........     287      3      4,463        --          --             --         --             --       4,466
Stock acquired
 by benefit
 trust..........      --     --         --       933        (933)            --         --             --          --
Purchase of
 Treasury
 shares.........    (128)    --         --    (2,085)         --             --         --             --      (2,085)
Deferred stock
 compensation...      --     --        686        --          --             --       (300)            --         386
Withdrawal from
 benefit trust
 (Note 10)......      89     --         --        --       1,660             --         --             --       1,660
Other
 comprehensive
 income.........      --     --         --        --          --         11,534         --             --      11,534
Net loss........      --     --         --        --          --             --         --        (79,171)    (79,171)
                  ------   ----   --------  --------     -------     ----------      -----      ---------    --------
December 31,
 2001...........  16,880   $209   $366,792  $(75,855)    $(2,919)       $11,534      $(902)     $(138,952)   $159,907
                  ======   ====   ========  ========     =======     ==========      =====      =========    ========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
             AND CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME

                                 (In thousands)

                                                       Year Ended December 31,
                                                       -------------------------
                                                         2001     2000    1999
                                                       --------  -------------
Comprehensive Income
 Net income (loss).................................... $(79,171) $11,635 $31,442
  Unrealized gains (losses) from cash flow hedging
   activity:
   Cumulative effect transition adjustment
    (net of tax benefit of $10,784)...................  (15,976)      --      --
   Reclassification adjustment of settled contracts
    (net of taxes of $19,202).........................   28,446       --      --
   Changes in fair value of derivative instruments
    during the period (net of tax benefit of $632)....     (936)      --      --
                                                       --------  -------------
    Other comprehensive income........................   11,534       --      --
                                                       --------  -------------
 Comprehensive income................................. $(67,637) $11,635 $31,442
                                                       ========  ======= =======
Accumulated Other Comprehensive Income
 Beginning balances as of December 31, 2000, 1999 and
  1998................................................ $     --  $    -- $    --
  Unrealized gains (losses) from cash flow hedging
   activity:
   Cumulative effect transition adjustment, net of tax
    benefit...........................................  (15,976)      --      --
   Reclassification of initial cumulative effect
    transition adjustment at original value, net of
    taxes.............................................   20,917       --      --
   Additional reclassification adjustments for changes
    in initial value to settlement date, net of
    taxes.............................................    7,529       --      --
   Changes in fair value of derivative instruments
    during the period, net of tax benefit.............     (936)      --      --
                                                       --------  -------------
Balance as of December 31,............................ $ 11,534  $    -- $    --
                                                       ========  ======= =======

                            See accompanying notes.

                             NUEVO ENERGY COMPANY

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

   Nuevo Energy Company ("Nuevo") was formed as a Delaware corporation on March 2, 1990, to acquire the businesses of certain public and private partnerships (collectively "Predecessor Partnerships"). On July 9, 1990, the plan of consolidation ("Plan of Consolidation") was approved by limited partners owning a majority of units of limited partner interests in the partnerships whereby the net assets of the Predecessor Partnerships, which were subject to the Plan of Consolidation, were exchanged for Common Stock of Nuevo ("Common Stock"). All references to "we", "us", "our" or the "Company" include Nuevo and its majority and wholly-owned subsidiaries, unless otherwise indicated or the context indicates otherwise.

   We are engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. Our principal oil and gas properties are located domestically onshore and offshore California and the onshore Gulf Coast region, and internationally offshore the Republic of Congo, West Africa.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

   Our consolidated financial statements include the accounts of Nuevo and our majority and wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Oil and Gas Properties

   We use the successful efforts method to account for our investments in oil and gas properties. Under successful efforts, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. When a proved property is sold, ceases to produce or is abandoned, a gain or loss is recognized. When an entire interest in an unproved property is sold for cash or cash equivalent, a gain or loss is recognized, taking into consideration any recorded impairment. When a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

   Unproved leasehold costs are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charged to expense as incurred.

   Costs of successful wells, development dry holes and proved leases are capitalized and depleted on a unit-of-production basis over the remaining proved reserves. Capitalized drilling costs are depleted on a unit-of-production basis over the remaining proved developed reserves. Total estimated costs of $113.1 million (net of salvage value) for future dismantlement, abandonment and site remediation are included when calculating depreciation and depletion using the unit-of-production method. At December 31, 2001, we had recorded $74.2 million as a component of accumulated depreciation, depletion and amortization related to this future obligation.

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, we review our long-lived assets to be held and used, including proved oil and gas properties accounted for using the successful efforts method of accounting, on a depletable unit basis whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. SFAS No. 121 requires an impairment loss to be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows and we recognize an impairment loss equal to the difference between the carrying value and the fair value of the asset. Fair value is estimated to be the present value of expected future net cash flows from proved reserves, utilizing a risk-adjusted rate of return. Also, in accordance with SFAS No. 121, when we classify an asset as held for sale, if the carrying amount of the asset is less than their fair market value less our estimated costs to sell the asset, the difference is recognized as a loss in the period that we classify the asset as held for sale.

   During 2001, we recorded an impairment totaling $103.5 million on our Santa Clara, Huntington Beach, Pitas Point, Masseko and Point Pedernales fields and certain other oil and gas properties. We recorded no impairments in 2000 or 1999. (See Note 3.)

   During 2001 and 1999, interest costs associated with non-producing leases and exploration and development projects were capitalized only for the period that activities were in progress to bring these projects to their intended use. The capitalization rates were based on our weighted average cost of funds used to finance expenditures. We capitalized $2.5 million and $0.3 million of interest costs in 2001 and 1999. There were no interest costs capitalized in 2000.

   Any reference to oil and gas reserve information in the Notes to the Consolidated Financial Statements is unaudited.

 Derivative Financial Instruments

   We adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. This statement requires all derivative instruments to be carried on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, we recorded a cumulative effect transition adjustment of $(16.0) million, net of related tax benefit of $10.8 million, in other comprehensive income to recognize the fair value of our derivatives designated as cash-flow hedging instruments at the date of adoption.

   Beginning on January 1, 2001, all of our derivative instruments are recognized on the balance sheet at their fair value. We currently use swaps and put options to hedge our exposure to material changes in the future price of crude oil and interest rate swaps to hedge the fair value of our long-term debt.

   On the date the derivative contract is entered into, we designate the derivative as either a hedge of the fair value of a recognized asset, liability or firm commitment ("fair value" hedge), as a hedge of the variability of cash flows to be received ("cash-flow" hedge), or as a foreign currency cash flow hedge. Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a fair-value hedge, along with the change in fair value of the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a cash-flow hedge are recorded in other comprehensive income (loss) until earnings are affected by the variability of cash flows. At December 31, 2001, we had both cash-flow hedges and fair value hedges. (See Note 16.)

   We formally document all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to forecasted transactions. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged transactions. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.

   When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized in earnings immediately. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in earnings prospectively.

   At December 31, 2001, we had recorded $11.5 million, net of related taxes of $7.8 million, of cumulative hedging gains in other comprehensive income, which will be reclassified to earnings within the next 12 months. The amounts ultimately reclassified to earnings will vary due to changes in the fair value of the open derivative contracts prior to settlement.

   As a result of hedging transactions, oil and gas revenues were reduced by $47.6 million, $117.7 million and $44.9 million in 2001, 2000 and 1999. The portion of our hedging transactions that were ineffective totaled $0.2 million in 2001 and was recorded as derivative gain on the Consolidated Income Statement.

 Price Risk Management Activities

   We use price risk management activities to manage non-trading market risks. We use derivative financial instruments such as swaps and put options to hedge the impact market price risk exposures on our crude oil and natural gas production.

 Comprehensive Income

   Comprehensive income includes net income and all changes in other comprehensive income including changes in the fair value of derivatives designated as cash-flow hedges.

 Environmental Liabilities

   Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with our commitment to a formal plan of action. As of December 31, 2001, we had accrued approximately $5.1 million for future environmental expenditures.

 Contingencies

   We recognize liabilities for contingencies when we have an exposure that, when fully analyzed, indicates it is both probable and that the amount can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount.

 Inventory

   Our inventory is valued at the lower of cost or market. We had crude oil inventory in Congo of $0.8 million and $3.2 million at December 31, 2001 and 2000. Our materials and supplies inventory totaled $3.0 million and $1.3 million at December 31, 2001 and 2000.

 Gas Plant and Other Facilities

   Gas plant and other facilities include the costs to acquire certain gas plant and other facilities and to secure rights-of-way. Capitalized costs associated with gas plant and other facilities are amortized primarily over the estimated useful lives of the various components of the facilities utilizing the straight-line method. The estimated useful lives of such assets range from three to thirty years. We review these assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

 Recognition of Crude Oil and Natural Gas Revenue

   Crude oil and natural gas revenue is recognized when title passes to the purchaser. We use the entitlement method for recording sales of crude oil and natural gas from producing wells. Under the entitlement method, revenue is recorded based on our net revenue interest in production. Deliveries of crude oil and natural gas in excess of our net revenue interests are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. Substantially all such amounts are anticipated to be settled with production in future periods. We did not have a material imbalance position in terms of units or value at December 31, 2001 or 2000.

 Stock-Based Compensation

   We account for stock options under Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees. No compensation expense is recognized for such options. As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, we have continued to apply APB Opinion No. 25 for purposes of determining net income and to present the pro forma disclosure required by SFAS No. 123.

 Income Taxes

   Deferred income taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

 Statements of Cash Flows

   For cash flow presentation purposes, we consider all highly liquid money market instruments with an original maturity of three months or less to be cash equivalents. Interest paid in cash, net of amounts capitalized, for 2001, 2000 and 1999 was $38.3 million, $32.1 million and $33.5 million. Net amounts paid (refunded) in cash for income taxes for 2001, 2000 and 1999 were $0.4 million, $(0.5) million and $2.3 million.

 Change in Accounting Principle

   Prior to December 31, 2000, we recorded inventory relating to quantities of processed fuel oil and natural gas liquids in storage at current market pricing. Also, fuel oil in inventory was stated at year end market prices less transportation costs, and we recognized changes in the market value of inventory from one period to the next as oil revenues. In December 2000, the staff of the Securities and Exchange Commission announced that commodity inventories should be carried at the lower of cost or market rather than at market value. As a result, we changed our inventory valuation method to the lower of cost or market in the fourth quarter of 2000, retroactive to the beginning of the year and recorded a non-cash, cumulative effect of a change in accounting principle to earnings, effective January 1, 2000, of $0.8 million, net of related income tax benefit of $0.5 million, to value product inventory at the lower of cost or market. Quarterly results for 2000 were restated to reflect this change in accounting.

   Had we valued our product inventory at the lower of cost or market prior to 2000, net income would have been $30.6 million for the year ended December 31, 1999.

 Use of Estimates

   In order to prepare these financial statements in conformity with accounting principles generally accepted in the United States, our management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, as well as reserve information, which affects the depletion calculation. Actual results could differ from those estimates.

 Functional Currency

   Our functional currency for all operations is the U.S. dollar.

 New Accounting Pronouncements

   Accounting for the Impairment or Disposal of Long-Lived Assets. In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The standard also expanded the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. We adopted the provisions of this statement effective January 1, 2002 and have presented certain property dispositions as discontinued operations in accordance with SFAS No. 144. (See Note 21).

   Accounting for Goodwill and Other Intangible Assets. In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses the accounting for goodwill and other intangible assets after an acquisition. It eliminates the requirement to amortize goodwill over its useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value based test. We adopted the provisions of this statement effective January 1, 2002 and it had no impact on our financial statements.

   Accounting for Asset Retirement Obligations. In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement requires companies to record a liability relating to the retirement and removal of assets used in their business. The liability is discounted to its present value, and the related asset value is increased by the amount of the resulting liability.

Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service. The provisions of this Statement are effective for fiscal years beginning after June 15, 2002. We are currently evaluating the effects of this pronouncement.

   Accounting for Costs Associated with Exit or Disposal Activities. In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. We are currently evaluating the effects of this pronouncement.

   Accounting for Gains and Losses from Extinguishment of Debt. In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of income taxes. As a result, the criteria in Accounting Principles Board Opinion (APB) 30 will now be used to classify those gains and losses. Any gain or loss on the extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. The provisions of this Statement are effective for fiscal years beginning after January 1, 2003. We are currently evaluating the effects of this pronouncement.

 Reclassifications

   Certain reclassifications of prior period amounts have been made to conform to the current presentation. The unaudited quarterly data footnote (Note 20) also reflects reclassifications to conform with current presentation. These reclassifications had no effect on net income or earnings per share.

3. Impairments

   In accordance with SFAS No. 121, we review oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value. If the expected undiscounted future net cash flows of our oil and gas properties are lower than the carrying amount of the oil and gas properties, the carrying amount is reduced to the fair market value. Due to low commodity prices we undertook an impairment review of our oil and gas properties. For some of our properties, the carrying amount of the properties exceeded the estimated undiscounted future net cash flows; thus, we adjusted the carrying amount of the respective oil and gas properties to their fair value as determined by discounting their estimated future net cash flows. The factors used to determine fair value included, but were not limited to, estimates of proved reserves, future commodity prices, timing of future production, future capital expenditures and a discount rate commensurate with our internal rate of return on our oil and gas properties. As a result, we recognized a non-cash pre-tax charge of $103.5 million ($62.0 million after tax) related to the impairment of oil and gas properties in the fourth quarter of 2001. There were no impairments in 2000 or 1999.

4. Assets Held for Sale

   In 2001, we made the decision not to pursue our power plant project in Kern County, California due to the inability to secure the proper permits required. We transferred our remaining equipment to assets held for sale and recognized a $3.5 million loss in connection with writing down the equipment to their estimated fair value less our costs to sell the assets of $0.8 million.

5. Acquisitions

   In July 2001, we entered into a definitive agreement with Coho Anaguid, Inc., Anadarko Tunisia Anaguid Company, and Pioneer Natural Resources Anaguid Ltd., to acquire a portion of Coho's interest in the Anaguid Permit, a 1.1 million-acre permit located onshore southern Tunisia in the Ghadames Basin. Our 10.42% working interest increased to 22.5%, subject to approval by the Tunisian government. The Anaguid Permit, operated by Anadarko, is on trend with the prolific Hassi Berkine and El Borma fields located to the west in Algeria and Tunisia. Under the current work commitment, a well is expected to be drilled in the Anaguid Permit during 2002.

   In January 2001, we acquired approximately 2,900 acres of producing properties previously held by Naftex ARM, LLC, in Kern County, California for approximately $28.5 million. The newly acquired acreage is southeast of our interest in the Cymric field, of which more than half is natural gas. In addition, the acreage provides significant development potential.

   In June 1999, we acquired working interests in oil and gas properties located onshore and offshore California for $61.4 million from Texaco Inc. The working interests in the acquired properties range from an additional 25% interest in properties already owned and operated by us to 100%.

The acquisition included interests in Cymric, East Coalinga, Dos Cuadras, Buena Vista Hills and other fields we operate.

6. Divestitures

   In January 2002, we withdrew our request for formal government approval of the Convention and Joint Venture resulting in a relinquishment of our interest in the Alyane Permit located offshore Tunisia in the Gulf of Gabes.

   As of June 17, 2001, we relinquished our 1.9 million-acre Accra-Keta Permit offshore the Republic of Ghana. The Permit was relinquished prior to the commencement of the second phase of the work program. We were the operator of this Permit and held a 50% working interest. An impairment of $1.0 million was recorded during the second and third quarters of 2001 in connection with this relinquishment.

   In May 2000, we sold our working interest in the Las Cienegas field in California for approximately $4.6 million. We reclassified these assets to assets held for sale during the third quarter of 1999, at which time we discontinued depletion and depreciation. No impairment charge was recorded upon reclassification to assets held for sale. In connection with this sale, we unwound hedges of 2,800 BOPD for the period from May 2000 through December 2000 and recorded an adjusted net gain on sale of approximately $0.9 million. We also sold certain non-core assets during 2000, recognizing a net loss of approximately $0.3 million.

   On December 31, 1999, we completed the sale of our working interests, ranging from 8% to 100%, in 13 onshore fields and a gas processing plant located in Ventura County, California, to Vintage Petroleum, Inc. The effective date of the sale was September 1, 1999. We reclassified these properties to assets held for sale and discontinued depleting and depreciating these assets during the third quarter of 1999. Revenues less costs for the period September 1, 1999, through December 31, 1999, and other adjustments resulted in an adjusted sales price of $29.6 million at closing on December 31, 1999. Approximately $4.5 million of the proceeds was deposited in escrow to address possible remediation issues. The funds will remain in escrow until the Los Angeles Regional Water Quality Control Board approves completion of the remediation work. All or any portion of the funds not used in remediation shall be returned. As of December 31, 2001, the balance in the escrow account remained at $4.5 million. The remainder of the proceeds from the sale were used to repay a portion of our outstanding bank debt. We recorded a gain of $5.3 million on the sale of these properties.

   On January 6, 1999, we completed the sale of our East Texas natural gas assets to an affiliate of Samson Resources Company for approximately $191.0 million. An escrow account of $100.0 million was funded with a portion of the proceeds as discussed in Note 5. The remainder of the proceeds were used to repay outstanding senior bank debt. We realized an $80.2 million adjusted pre-tax gain on the sale of the East Texas natural gas assets resulting in the realization of $14.6 million of our deferred tax asset. A $5.2 million gain on settled hedge transactions was realized in connection with the closing of this sale in 1999.

7. Outsourcing Services

   Torch Energy Advisors Incorporated ("Torch"), through its affiliates is an outside service provider primarily in the business of providing management and advisory services relating to oil and gas assets.

   Effective March 16, 2002, we will have the following outsourcing contracts in force:

  . oil and gas administration: we pay a monthly base fee which is adjusted upward or downward to reflect the current number and type of properties for which services are provided

  . crude oil marketing: we pay a base charge and a variable charge based on the volume of crude oil sold or marketed

   Since 1999 Torch has provided the following services: oil and gas administration (accounting, information technology and land administration), human resources, corporate administration (legal, graphics, support, and corporate insurance), crude oil marketing, natural gas marketing, land leasing and field operations.

   We have a Master Services Agreement with Torch, which contains the overall terms and conditions governing each individual service agreement. The crude oil marketing contract has one year remaining on its term while the oil and gas administration agreement runs through 2003, with a possible one-year extension. In late 2001, we terminated the California field operations and human resources contracts and did not renew the gas marketing contract. The termination required ninety days notice and is effective March 15, 2002. We have reduced both the staffing requirements and cost structure under the Torch agreements and brought certain professional and other positions in-house.

   Under the Master Services Agreement, we paid outsourcing fees to Torch in the amount of $8.4 million, $13.7 million and $14.1 million in 2001, 2000 and 1999. Torch operated certain oil and gas interests that we own. Since 1999 we were charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Fees charged for field operations for the years ended December 31, 2001, 2000 and 1999, were $22.3 million, $21.8 million and $25.1 million. All fees paid to Torch are reflected in operating costs. Upon the effective date of the termination of these outsourcing agreements, we assume direct responsibility for the California field operations.

   A subsidiary of Torch marketed oil, natural gas and natural gas liquids from certain of our oil and gas properties and gas plants. In 2001, 2000 and 1999, the marketing fees were $1.9 million, $1.8 million and $1.2 million. Beginning in 2002, our natural gas is being marketed by a new provider, Coral Energy.

8. Restructuring and Severance Charges

 Termination of Outsourcing Agreements.

   We terminated two outsourcing agreements with the objective of exercising greater control over certain operating functions and lowering our costs. The terminated agreements were the California field operations and human resources effective March 15, 2002. We have retained a majority of the field employees currently working on our California properties while the human resources function was brought in-house. (See Note 7.)

 Reorganization of Exploration and Production Operations.

   We have reorganized our exploration and production operations in an effort to reflect a smaller, more focused exploitation program and eliminated our California exploration program. In connection with this reorganization, approximately 20 technical positions were eliminated.

   The following table details the amounts related to our restructuring and severance:

                                                                    Liability at
                                               2001      Payments   December 31,
                                              Charges    in 2001        2001
                                           ---------------------------------
                                                     (In thousands)
   Severance, benefits and other..........    $2,178      $  503       $1,675
   Contract termination...................     2,681          --        2,681
                                              ------      ------       ------
                                              $4,859      $  503       $4,356
                                              ======      ======       ======

9. Accounts Receivable

   Our accounts receivable consisted of the following at December 31:

                                                                 2001    2000
                                                                -------------
                                                                (In thousands)
   Oil and gas sales........................................... $32,220 $61,018
   Joint interest billings.....................................   9,348   7,754
   Other.......................................................   6,736   3,005
                                                                -------------
                                                                $48,304 $71,777
                                                                ======= =======

10. Stockholders' Equity

 Common and Preferred Stock

   Our Certificate of Incorporation authorizes the issuance of up to 50 million shares of Common Stock and 10 million shares of Preferred Stock, the terms, preferences, rights and restrictions of which are established by our Board of Directors. All shares of Common Stock have equal voting rights of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Certain restrictions contained in our loan agreements limit the amount of dividends that may be declared. Under the terms of the most restrictive covenant in our indenture for the 9 1/2% Senior Subordinated Notes due 2008 described in Note 12, we and our restricted subsidiaries had $17.7 million available for the payment of dividends and share repurchases at December 31, 2001. We have not paid dividends on our Common Stock and do not anticipate the payment of cash dividends in the immediate future.

 EPS Computation

   SFAS No. 128, Earnings per Share, requires a reconciliation of the numerator (income) and denominator (shares) of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In 2001 and 1999, weighted average shares held by the benefit trust of 145,000 and 64,000 are not included in the calculation of diluted loss per share due to their anti-dilutive effect. In 2001, stock options were excluded from the calculation of diluted loss per share due to their anti-dilutive effect. In 2000 and 1999, we had 2.4 million and 2.5 million stock options which were not included in the calculation of diluted earnings per share because the option exercise price exceeded the average market price. We also have 2.3 million Term Convertible Securities, Series A ("TECONS") that were not included in the calculation of diluted earnings (loss) per share in 2001, 2000 or 1999 due to their anti-dilutive effect. The reconciliation is as follows:

                                       For the Year Ended December 31,
                                -----------------------------------------------
                                     2001             2000            1999
                                -----------------------------------------------
                                          Common          Common         Common
                                          Shares          Shares         Shares
                                          ------          ------         ------
                                               (In thousands)
Income (loss) from Continuing
 Operations --Basic...........  $(81,931) 16,735  $8,389  17,447 $31,766 19,353
Effect of dilutive securities:
  Stock options...............        --      --      --     335      --    154
  Shares held by Benefit
   Trust......................        --      --    (152)    159      --     --
                                --------  ------  ------  ------ ------- ------
Income (loss) from Continuing
 Operations--Diluted..........  $(81,931) 16,735  $8,237  17,941 $31,766 19,507
                                ========  ======  ======  ====== ======= ======

 Treasury Stock Repurchases

   On February 12, 2001, our Board of Directors authorized the open market repurchase of an additional 1.0 million shares of common stock increasing the amount authorized to repurchase to 5.6 million shares, of which

2.0 million is remaining. Repurchases may be made at times and at prices deemed appropriate by management and consistent with the authorization of our Board. During the first quarter of 2001, we repurchased 0.1 million shares at an average purchase price of $16.32 per share, including commissions. There were no shares repurchased during the second, third or fourth quarters of 2001. As of December 31, 2001, we had repurchased a total of 3.6 million shares since December 1997, at an average purchase price of $16.56 per share, including commissions.

 Shareholder Rights Plan

   In March 1997, we adopted a Shareholder Rights Plan to protect our shareholders from coercive or unfair takeover tactics. Under the Shareholder Rights Plan, each outstanding share and each share of subsequently issued common stock has attached to it one Right. Generally, in the event a person or group ("Acquiring Person") acquires or announces an intention to acquire beneficial ownership of 15% or more of the outstanding shares of common stock without our prior consent, or we are acquired in a merger or other business combination, or 50% or more of our assets or earning power is sold, each holder of a Right will have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market price of two times the exercise price of the Right. We may redeem the Right for $.01 at any time before a person or group becomes an Acquiring Person without prior approval. The Rights will expire on March 21, 2007, subject to earlier redemption by us.

   On January 10, 2000, we amended the Shareholder Rights Plan to provide that if we receive and consummate a transaction pursuant to a qualifying offer, the provisions of the Shareholder Rights Plan are not triggered. In general, a qualifying offer is an all cash, fully-funded tender offer for all outstanding common shares by a person who, at the commencement of the offer, beneficially owns less than five percent of the outstanding common shares. A qualifying offer must remain open for at least 120 days, must be conditioned on the person commencing the qualifying offer acquiring at least 75% of the outstanding common shares and the per share consideration must exceed the greater of (1) 135% of the highest closing price of the common shares during the one-year period prior to the commencement of the qualifying offer or (2) 150% of the average closing price of the common shares during the 20 day period prior to the commencement of the qualifying offer.

 Executive Compensation Plan

   In 1997, we adopted a plan to encourage senior executives to personally invest in our stock, and to regularly review executives' ownership versus targeted ownership objectives. These incentives include a deferred compensation plan (the "Plan") that gives key executives the ability to defer all or a portion of their salaries and bonuses and invest in our common stock or make other investments at the employee's discretion. Stock is held in a benefit trust and is restricted for a two-year period. The stock held in the benefit trust (122,995 shares, 174,904 shares and 75,904 shares at December 31, 2001, 2000 and 1999) is accounted for as a liability at market value, with any changes in market value charged or credited to general and administrative expense. We recorded a net benefit of $0.2 million and $0.1 million in 2001 and 2000 and an expense of $1.7 million in 1999 related to deferred compensation. The Plan was amended in 2001 to remove the discount on investments in our common stock and to provide additional investment alternatives. Target levels of ownership are based on multiples of base salary and are administered by the Compensation Committee of the Board of Directors. Upon withdrawal from the Plan, the obligation to the employee can be settled in cash or Common Stock, at the option of the employee. In 2001 and 1999, 89,000 shares and 14,000 shares were withdrawn from the Plan at a fair market value of $1.7 million and $0.4 million. In 2000, there were no such withdrawals from the Plan. The Plan applies to certain highly compensated employees and all executives at a level of Vice-President and above.

 Director Compensation

   In May 1999, the Compensation Committee of our Board of Directors implemented changes to the compensation of our non-employee directors. Non-employee directors may elect to receive all or part of the annual cash retainer of $30,000 in restricted shares of our Common Stock at a 33% increase in value. The election must be made in increments of 25% ($7,500). Therefore, for each $7,500 of compensation for which the election is exercised, the director would receive $9,975 in restricted stock. Each non-employee director also receives a semi-annual grant of 1,750 ten-year options to purchase our Common Stock at the market price of the stock on the date of the grant. Non-employee directors also receive a semi-annual grant of 1,250 restricted shares of our common stock. All restricted shares are subject to a three-year restricted period. Directors have the option of deferring delivery of restricted shares beyond the three-year period.

 Stock Incentive Plans

   In 1990, we established the 1990 Stock Option Plan; in 1993, the Board of Directors adopted the Nuevo Energy Company 1993 Stock Incentive Plan; and in 1999, the Board of Directors adopted the Nuevo Energy Company 1999 Stock Incentive Plan (collectively, the "Stock Incentive Plans"). In 2001, the Board of Directors adopted the 2001 Stock Incentive Plan as well as individual incentive plans to induce our Chief Financial Officer and our Senior Vice President to accept employment with us. In 2001, we recorded $0.1 million of general and administration expense related to 9,073 shares of common stock granted to our Chief Executive Officer in accordance with his employment agreement. The purpose of the Stock Incentive Plans is to provide our directors and key employees performance incentives and to provide a means of encouraging these individuals to own our stock.

   The total maximum number of shares subject to options under the Stock Incentive Plans is 5,000,000 shares. Options are granted under the Stock Incentive Plans on the basis of the optionee's contribution to us. No option may exceed a term of more than ten years. Options granted under the Stock Incentive Plans may be either incentive stock options or options that do not qualify as incentive stock options. Our Compensation Committee is authorized to designate the recipients of options, the dates of grants, the number of shares subject to options, the option price, the terms of payment upon exercise of the options, and the time during which the options may be exercised. Options for officers vest over a term of one to three years, as specified by the Compensation Committee. Officers who have met their targeted stock ownership requirement receive accelerated vesting on all options issued prior to October 15, 2001.

   The following table details a summary of activity in the stock option plans during the three years ended 2001:

                                                                    Weighted-
                                                                     Average
                                                        Option    Exercise Price
                                                       ---------  --------------
   Outstanding at January 1, 1999....................  2,676,363      $23.94
     Granted.........................................    481,225      $16.02
     Exercised.......................................   (128,909)     $14.16
     Canceled........................................   (411,500)     $25.52
                                                       ---------
   Outstanding at December 31, 1999..................  2,617,179      $22.72
     Granted.........................................    419,189      $15.69
     Exercised.......................................   (182,925)     $13.40
     Canceled........................................    (80,525)     $34.18
                                                       ---------
   Outstanding at December 31, 2000..................  2,772,918      $21.94
     Granted.........................................    875,026      $15.51
     Exercised.......................................   (287,000)     $12.93
     Canceled........................................   (102,525)     $33.88
                                                       ---------
   Outstanding at December 31, 2001..................  3,258,419      $20.62
                                                       =========

   We had options exercisable of 2,728,494 (weighted average exercise price of $21.80), 2,361,979 (weighted average exercise price of $23.04) and 2,202,454
(weighted average exercise price of $24.00) at December 31, 2001, 2000 and 1999. Detail of stock options outstanding and options exercisable at December 31, 2001 follows:

                                        Outstanding                Exercisable
                              --------------------------------------------------
                                         Weighted-   Weighted-           Weighted-
                                          Average     Average             Average
                                         Remaining   Exercise            Exercise
   Range of Exercise Prices    Number   Life (Years)   Price    Number     Price
   ------------------------   --------------------------------------------
   $10.31 to $15.06........     854,263     8.27      $12.36     576,763  $12.51
   $15.50 to $19.63........   1,453,956     7.28      $16.89   1,202,031  $16.81
   $20.38 to $29.88........     407,700     5.14      $23.27     407,200  $23.27
   $34.00 to $47.88........     542,500     5.69      $41.62     542,500  $41.62
                              ---------                        ---------
     Total.................   3,258,419                        2,728,494
                              =========                        =========

   The weighted-average fair value of options granted during 2001, 2000 and 1999 was $10.63, $10.87 and $11.38. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected stock price volatility of 54.5%, 112% and 55.7% in 2001, 2000 and 1999; risk free interest of 4%, 5% and 6% in 2001, 2000 and 1999, and average expected option lives of three years in 2001 and 2000 and five years in 1999. Had compensation expense for stock-based compensation been determined based on the fair value at the date of grant, our net income, earnings available to common stockholders and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                     Year Ended December 31,
                                                     -------------------------
                                                       2001     2000    1999
                                                     --------  -------------
                                                      (In thousands, except
                                                           share data)
   Net income (loss).................... As reported $(79,171) $11,635 $31,442
                                         Pro forma    (83,177)   6,740  24,673
   Earnings (loss) per Common share--
    Basic............................... As reported    (4.73)    0.67    1.62
                                         Pro forma      (4.97)    0.39    1.27
   Earnings (loss) per Common share--
    Diluted............................. As reported    (4.73)    0.64    1.61
                                         Pro forma      (4.97)    0.38    1.26

11. Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of Nuevo Financing I

   On December 23, 1996, the Company and Nuevo Financing I, a statutory business trust formed under the laws of the state of Delaware, (the "Trust"), closed the offering of 2.3 million TECONS on behalf of the Trust. The price to the public was $50.00 per TECONS. Distributions began to accumulate from December 23, 1996, and are payable quarterly on March 15, June 15, September 15, and December 15, at an annual rate of $2.875 per TECONS. Each TECONS is convertible at any time prior to the close of business on December 15, 2026, at the option of the holder into shares of common stock at the rate of 0.8421 shares of common stock for each TECONS, subject to adjustment. The sole asset of the Trust as the obligor on the TECONS is $115.0 million aggregate principal amount of 5.75% Convertible Subordinated Debentures ("Debentures") of the Company due December 15, 2026. The Debentures were issued by us to the Trust to facilitate the offering of the TECONS. The TECONS must be redeemed for $50.00 per TECON plus accrued and unpaid dividends on December 15, 2026.

12. Long-Term Debt

   Our long-term debt consisted of the following at December 31:

                                                               2001      2000
                                                             --------  --------
                                                              (In thousands)
   9 3/8% Senior Subordinated Notes due 2010................ $150,000  $150,000
   9 1/2% Senior Subordinated Notes due 2008................  257,210   257,310
   9 1/2% Senior Subordinated Notes due 2006................    2,367     2,417
   Bank credit facility (at 3.71% on December 31, 2001).....   41,500        --
                                                             --------  --------
     Total debt.............................................  451,077   409,727
   Interest rate swaps......................................     (633)       --
                                                             --------  --------
   Long-term debt........................................... $450,444  $409,727
                                                             ========  ========

 9 3/8% Notes due 2010

   On September 26, 2000, we issued $150.0 million of 9 3/8% Senior Subordinated Notes due October 1, 2010. Interest accrues at 9 3/8% per annum and is payable semi-annually in arrears on April 1 and October 1. The Notes are redeemable, in whole or in part, at our option, on or after October 1, 2005, under certain conditions. We are not required to make mandatory redemption or sinking fund payments with respect to these Notes. The indenture contains covenants that, among other things, limit our ability to incur additional indebtedness, limit restricted payments, limit issuances and sales of capital stock by restricted subsidiaries, limit dispositions of proceeds from asset sales, limit dividends and other payment restrictions affecting restricted subsidiaries, and restrict mergers, consolidations or sales of assets. If one of our subsidiaries guarantees other subordinated indebtedness of ours, the subsidiary must also guarantee these Notes. Currently, none of our subsidiaries guarantee subordinated indebtedness of ours. The Notes are unsecured general obligations, and are subordinated in right of payment to all existing and future senior indebtedness. In the event of a defined change in control, we will be required to make an offer to repurchase all outstanding 9 3/8% Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of redemption.

 9 1/2% Notes due 2008

   In July 1999, we authorized a new issuance of $260.0 million of 9 1/2% Senior Subordinated Notes due June 1, 2008. In August 1999, we exchanged these Notes for $157.5 million of our 9 1/2% Notes due 2006 and $99.9 million of our 8 7/8% Senior Subordinated Notes due 2008. In connection with the exchange offers, we solicited consents to proposed amendments to the indentures under which the exchanged notes were issued. These amendments streamlined our covenant structure and provided us with additional flexibility to pursue our operating strategy. The exchange was accounted for as a debt modification and the consideration we paid to the holders of the exchanged 9 1/2% Notes due 2006 was $4.7 million and was accounted for as deferred financing costs. We also incurred a total of $3.1 million in third-party fees during the third and fourth quarters of 1999, which are included in other expense.

   Interest on these Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on June 1 and December 1. These Notes are redeemable, in whole or in part, at our option, on or after June 1, 2003, under certain conditions. We are not required to make mandatory redemption or sinking fund payments on these Notes. The indenture contains covenants that, among other things, limit the Company's ability to incur additional indebtedness, limit restricted payments, limit issuances and sales of capital stock by restricted subsidiaries, limit dispositions of proceeds from asset sales, limit dividends and other payment restrictions affecting restricted subsidiaries, and restrict mergers, consolidations or sales of assets. The 9 1/2% Notes are not currently guaranteed by our subsidiaries but are required to be guaranteed by any subsidiary that guarantees pari passu or subordinated indebtedness. Currently, none of our subsidiaries guarantees our subordinated indebtedness. The 9 1/2% Notes are unsecured general obligations, and are subordinated in right of payment to all of our existing and future senior indebtedness. In the event of a defined change in control, we will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of redemption.

 9 1/2% Notes due 2006

   In April 1996, we issued $160.0 million of 9 1/2% Notes due 2006 and used the proceeds to pay for a portion of the purchase price of the Unocal Properties. In August 1999, we exchanged $157.5 million of these notes for our 9 1/2% Notes due 2008. In October 1999, we purchased $0.1 million of the remaining Notes. No significant costs were incurred in connection with that early retirement. Interest on these Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on April 15 and October 15 and were redeemable, in whole or in part, at our option, on or after April 15, 2001, under certain conditions. These Notes had not been redeemed, in whole, or in part at December 31, 2001. We are not required to make mandatory redemption or sinking fund payments with respect to these Notes and they are unsecured general obligations, and are subordinated in right of payment to all existing and future senior indebtedness.

 Interest Rate Swaps

   In December 2001, we entered into two interest rate swap agreements with notional amounts totaling $150 million to hedge the fair value of our 9 1/2% Notes due 2008 and our 9 3/8% Notes due 2010. These swaps are designated as fair value hedges and are reflected as a reduction of long-term debt of $0.6 million as of December 31, 2001 with a corresponding increase in long-term liabilities. Under the terms of the agreements for the 9 3/8% Notes, the counterparty pays us a weighted average fixed annual rate of 9 3/8% on total notional amounts of $100 million, and we pay the counterparty a variable annual rate equal to the six-month London Interbank Offered Rate ("LIBOR") rate plus a weighted average rate of 3.49%. Under the terms of the agreement for the 9 1/2% Notes, the counterparty pays us a weighted average fixed annual rate of 9 1/2% on total notional amounts of $50 million, and we pay the counterparty a variable annual rate equal to the six-month LIBOR rate plus a weighted average rate of 3.92%.

   Subsequent to December 31, 2001, we entered into an interest rate swap agreement with a notional amount totaling $50 million to hedge the fair value of our 9 3/8% Notes. Under the terms of this agreement, the counterparty pays us a weighted average fixed annual rate of 9 3/8% on the notional amount of $50 million, and we pay the counterparty a variable annual rate equal to the three-month LIBOR rate plus a weighted average rate of 3.49%

 Bank Credit Facility

   Our Third Amended and Restated Credit Agreement ("Credit Agreement"), dated June 7, 2000, provides for secured revolving credit availability of up to $410.0 million from a bank group led by Bank of America, N.A., Bank One, NA, and Bank of Montreal until its expiration on June 7, 2005.

   The borrowing base is subject to a semi-annual borrowing base determination within 60 days following March 1 and August 15 of each year and establishes the maximum borrowings that may be outstanding under the credit facility. It is determined by a 60% vote of the banks (two-thirds in the event of an increase in the borrowing base), each of which bases its judgement on: (i) the present value of our oil and gas reserves based on their own assumptions regarding future prices, production, costs, risk factors and discount rates, and (ii) projected cash flow coverage ratios calculated under varying scenarios. If amounts outstanding under the credit facility exceed the borrowing base, as redetermined from time to time, we would be required to repay such excess over a defined period of time. We have a $225 million borrowing base under our Credit Facility with $102 million available at December 31, 2001 and had drawn $41.5 million under the agreement.

   Amounts outstanding under the credit facility bear interest at a rate equal to LIBOR plus an amount which increases as the Indebtedness (as defined in the Credit Agreement) increases.

   Our Credit Agreement has covenants which limit certain restricted payments and investments, guarantees and indebtedness, prepayments of subordinated and certain other indebtedness, mergers and consolidations, certain types of acquisitions and on the issuance of certain securities by subsidiaries, liens, sales of properties, transactions with affiliates, derivative contracts and debt in subsidiaries. We are also required to maintain certain financial ratios and conditions, including without limitation an EBITDAX (earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses) to fixed charge coverage ratio and a funded debt to capitalization ratio. At December 31, 2001, we were in compliance with all covenants of the Credit Agreement.

   The amount of scheduled debt maturities during the next five years and thereafter is as follows (amounts in thousands):

   2002................................................................ $     --
   2003................................................................       --
   2004................................................................       --
   2005................................................................   41,500
   2006................................................................    2,367
   Thereafter..........................................................  407,210
                                                                        --------
     Total debt maturities............................................. $451,077
                                                                        ========

   Based upon the quoted market price, the fair value of the 9 3/8% Notes was estimated to be $146.5 million and 150.0 million at December 31, 2001 and 2000; the fair value of the 9 1/2% Notes due 2008 was estimated to be $245.6 million and $260.4 million at December 31, 2001 and 2000, and the fair value of the 9 1/2% Notes due 2006 was estimated to be $2.4 million and $2.5 million at December 31, 2001 and 2000. The carrying amount of the credit facility approximates the fair value of the debt at December 31, 2001.

13. Income Taxes

   Income tax (expense) benefit is summarized as follows:

                                                       Year Ended December 31,
                                                      -------------------------
                                                       2001     2000     1999
                                                      -------  -------  -------
                                                            (In thousands)
   Current
     Federal......................................... $    --  $   371  $(1,012)
     State...........................................      --       --     (188)
                                                      -------  -------  -------
                                                           --      371   (1,200)
                                                      -------  -------  -------
   Deferred
     Federal.........................................  43,946   (4,913)   8,326
     State...........................................  10,858   (1,121)  (1,931)
                                                      -------  -------  -------
                                                       54,804   (6,034)   6,395
                                                      -------  -------  -------
       Total income tax (expense) benefit............ $54,804  $(5,663) $ 5,195
                                                      =======  =======  =======

   For the year ended December 31, 2000, we recorded a tax benefit of $0.5 million related to the cumulative effect of a change in accounting principle (see Note 2). For the years ended December 31, 2001, 2000 and 1999, we recorded a tax benefit (expense) of ($1.8 million), ($2.7 million), and $0.2 million, respectively, related to income (loss) from discontinued operations, including loss on disposition. A deferred tax benefit related to the exercise of employee stock options of approximately $0.8 million and $0.5 million was allocated directly to additional paid-in capital in 2001 and 2000.

   Total income tax expense (benefit) differs from the amount computed by applying the federal income tax rate to income (loss) from continuing operations. The reasons for these differences are as follows:

                                                             Year Ended
                                                            December 31,
                                                          --------------------
                                                          2001    2000   1999
                                                          -----   -----  -----
   Statutory federal income tax rate..................... (35.0)%  35.0%  35.0%
   (Decrease) increase in tax rate resulting from:
     State income taxes, net of federal benefit..........  (5.2)    5.2    5.2
     Decrease in valuation allowance.....................    --      --  (60.8)
     Nondeductible travel and entertainment and other....   0.1     0.1    0.1
                                                          -----   -----  -----
                                                          (40.1)% 40.3 % (20.5)%
                                                          =====   =====  =====

   During 1999, we determined that it would be more likely than not that the deferred tax assets would be realized. At such time, we reduced the valuation allowance by $15.9 million.

   The tax effects of temporary differences that result in significant portions of the deferred income tax assets and liabilities and a description of the financial statement items creating these differences are as follows:

                                                               As of December
                                                                    31,
                                                              -----------------
                                                               2001      2000
                                                              -------  --------
                                                               (In thousands)
   Net operating loss carryforwards.......................... $57,568  $ 51,033
   Alternative minimum tax credit carryforwards..............   1,704     1,704
   Property and equipment....................................   3,261        --
   State income taxes........................................   5,268        --
                                                              -------  --------
     Total deferred income tax assets........................  67,801    52,737
     Less: valuation allowance...............................  (1,777)   (1,777)
                                                              -------  --------
     Net deferred income tax assets..........................  66,024    50,960
                                                              -------  --------
   Property and equipment....................................      --   (31,338)
   Equity in foreign subsidiaries............................  (1,854)   (1,684)
   State income taxes........................................  (1,940)   (1,656)
                                                              -------  --------
     Total deferred income tax liabilities...................  (3,794)  (34,678)
                                                              -------  --------
   Net deferred income tax asset(1).......................... $62,230  $ 16,282
                                                              =======  ========

------------
(1) The 2001 amount includes $7,783 related to derivatives in other comprehensive income.

   At December 31, 2001, we had a net operating loss carryforward for regular tax purposes of approximately $164.5 million, which will begin expiring in 2018. Alternative minimum tax credit carryforwards of $1.7 million does not expire and may be applied to reduce regular income tax to an amount not less than the alternative minimum tax payable in any one year. At December 31, 2001, we determined that it was more likely than not that most of the deferred tax assets would be realized.

14. Industry Segment Information

   Our operations are concentrated primarily in two segments: exploration and production of oil and natural gas, and gas plant and other facilities. For segment reporting purposes, domestic producing areas have been aggregated as one reportable segment due to similarities in their operations as allowed by SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Financial information by reportable segment is presented below:

                                                   As of and For the Year
                                                            Ended
                                                        December 31,
                                                 -----------------------------
                                                   2001       2000      1999
                                                 ---------  --------  --------
                                                       (In thousands)
Sales to unaffiliated customers
  Oil and gas--Domestic......................... $ 309,019  $265,917  $195,032
  Oil and gas--Foreign..........................    36,020    40,944    30,664
                                                 ---------  --------  --------
    Total sales.................................   345,039   306,861   225,696
      Other income..............................       273     2,358     4,778
                                                 ---------  --------  --------
    Total revenues.............................. $ 345,312  $309,219  $230,474
                                                 =========  ========  ========
Income (loss) from continuing operations before
  income taxes
  Oil and gas--Domestic......................... $ (22,110) $ 77,928  $ 98,318
  Oil and gas--Foreign..........................    (8,351)   14,947     5,245
                                                 ---------  --------  --------
                                                   (30,461)   92,875   103,563
  Unallocated corporate expenses................    56,655    34,738    37,350
  Interest expense..............................    43,006    37,472    33,110
  Dividends on TECONS...........................     6,613     6,613     6,613
                                                 ---------  --------  --------
  Income (loss) from continuing operations
   before income taxes.......................... $(136,735) $ 14,052  $ 26,490
                                                 =========  ========  ========
Identifiable assets
  Oil and gas--Domestic......................... $ 541,688  $613,658  $566,256
  Oil and gas--Foreign..........................    56,404   103,204    82,074
  Gas plant and other facilities................     7,395    11,455    12,297
                                                 ---------  --------  --------
                                                   605,487   728,317   660,627
  Corporate assets, investments and other.......   234,325   119,707    99,403
                                                 ---------  --------  --------
    Total....................................... $ 839,812  $848,024  $760,030
                                                 =========  ========  ========
Capital expenditures (/2/)
  Oil and gas--Domestic......................... $ 163,991  $101,773  $106,071
  Oil and gas--Foreign..........................    24,972    11,694    24,570
                                                 ---------  --------  --------
    Total oil and gas expenditures..............   188,963   113,467   130,641
  Less: Geological & geophysical, delay rentals
   and other expenses...........................   (15,089)   (9,047)   (4,722)
                                                 ---------  --------  --------
    Additions to oil and gas properties per
     Statement of Cash Flows.................... $ 173,874  $104,420  $125,919
                                                 =========  ========  ========
  Gas plant and other facilities................ $   8,554  $  3,388  $ 10,247
                                                 =========  ========  ========
Depreciation, depletion and amortization
  Oil and gas--Domestic......................... $  61,331  $ 51,960  $ 62,360
  Oil and gas--Foreign..........................    10,381     8,085     9,177
  Gas plant and other facilities................       512       512       666
  Corporate.....................................     1,776       954       785
                                                 ---------  --------  --------
    Total....................................... $  74,000  $ 61,511  $ 72,988
                                                 =========  ========  ========

--------
(/1/Includes)gain on sale of the East Texas natural gas asset of $80.2 million in 1999.
(/2/Includes)acquisitions of oil and gas properties.

 Credit Risks due to Certain Concentrations

   In 2001, 2000 and 1999, we had one customer that accounted for 63%, 84%, and 79% of oil and gas revenues. In 2001, 2000 and 1999, we had another customer that accounted for 23%, 11% and 12% of oil and gas revenues.

   In February 2000, we entered into a 15-year contract, effective January 1, 2000, to sell substantially all of our current and future California crude oil production to Tosco Corporation. The contract provides pricing based on a fixed percentage of the NYMEX crude oil price for each type of crude oil that we produce in California. Therefore, the actual price received as a percentage of NYMEX will vary with our production mix. Based on the current production mix, the price we receive for our California production is expected to average approximately 72% of West Texas Intermediate ("WTI"). While the contract does not reduce our exposure to price volatility, it does effectively eliminate the basis differential risk between the NYMEX price and the field price of our California oil production. The Tosco contract permits us, under certain circumstances, to separately market up to ten percent of our California crude production. We exercised this right and, effective January 1, 2001, and January 1, 2002, began selling 5,000 BOPD of our San Joaquin Valley oil production to a third party under a one-year contract using NYMEX pricing.

   Our revenues are derived principally from uncollateralized sales to customers in the oil and gas industry, therefore, customers may be similarly affected by changes in economic and other conditions within the industry. We have not experienced significant credit losses in such sales. Sales of oil and gas to Tosco are similarly uncollateralized.

15. Contingencies and Other Matters

   On September 14, 2001, during an annual inspection, we discovered fractures in the heat affected zone of certain flanges on our pipeline that connects the Point Pedernales field with onshore processing facilities. We voluntarily elected to shut-in production in the field while repairs were being made. The daily net production from this field was approximately 5,000 barrels of crude oil and 1.2 MMcf of natural gas, representing approximately 11% of our daily production. We replaced the damaged flanges, as well as others which had not shown signs of damage. Production was back on in January 2002. In 2002, we reached a final agreement with our underwriters with respect to our business interruption claim. Certain costs related to repair and business interruption are expected to be covered by insurance based in a tentative agreement we have with our underwriters.

   On June 15, 2001, we experienced a failure of a carbon dioxide treatment vessel at the Rincon Onshore Separation Facility ("ROSF") located in Ventura County, California. There were no injuries associated with this event and the cause of the failure is under investigation. Crude oil and natural gas produced from three fields offshore California are transported onshore by pipeline to the ROSF plant where crude oil and water are separated and treated, and carbon dioxide is removed from the natural gas stream. The daily net production associated with these fields is 3,000 barrels of crude oil and
2.4 MMcf of natural gas, representing approximately 6% of our daily production. Crude oil production resumed in early July and full gas sales resumed by mid August. The cost of repair, less a $50,000 deductible, is expected to be covered by insurance.

   We have been named as a defendant in certain other lawsuits incidental to our business. However, these actions and claims in the aggregate seek substantial damages against us and are subject to the inherent uncertainties in any litigation. We are defending ourselves vigorously in all such matters.

   We have reserved an amount that we deem adequate to cover any potential losses related to litigation. This amount is reviewed periodically and changes may be made, as appropriate. Any additional costs related to these potential losses are not expected to be material to our operating results, financial condition or liquidity.

   In March 1999, we discovered that a non-officer employee had fraudulently authorized and diverted for personal use Company funds totaling $5.9 million, $1.6 million in 1999 and the remainder in 1998, that were intended for international exploration. The Board of Directors engaged a Certified Fraud Examiner to conduct an in-depth review of the fraudulent transactions. The investigation confirmed that only one employee was involved in the matter and that all misappropriated funds were identified. We have reviewed and, where appropriate, strengthened our internal control procedures. In August 2000, we recorded $1.5 million of other income for a partial reimbursement of these previously expensed funds, resulting from the negotiated settlement of a related legal claim.

   In September 1997, there was a spill of crude oil into the Santa Barbara Channel from a pipeline that connects our Point Pedernales field with shore-based processing facilities. The volume of the spill was estimated to be 163 barrels of oil. Repairs were completed by the end of 1997, and production recommenced in December 1997. The costs of the clean up and the cost to repair the pipeline either have been or are expected to be covered by our insurance, less a deductible of $120,000. We incurred clean-up and repair costs of $0.3 million, $ 0.3 million and $0.5 million during 2001, 2000 and 1999. As of December 31, 2001, we had received insurance reimbursements of $4.2 million, with a remaining insurance receivable of $0.5 million. For amounts not covered by insurance, including the $0.1 million deductible, we recorded lease operating expenses of $1.1 million in 2001 and $0.4 million during 1999. No such expenses were recorded in 2000. We also have exposure to costs that may not be recoverable from insurance, including certain fines, penalties, and damages and certain legal fees. Such costs are not quantifiable at this time, but are not expected to be material to our operating results, financial condition or liquidity.

   Our international investments involve risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environment and expropriation and nationalization of assets. In addition, if a dispute arises in our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. We attempt to conduct our business and financial affairs to protect against political and economic risks applicable to operations in the various countries where we operate, but there can be no assurance that we will be successful in so protecting ourselves. A portion of our investment in the Congo is insured through political risk insurance provided by Overseas Private Investment Company ("OPIC"). The political risk insurance through OPIC covers up to $25.0 million relating to expropriation and political violence, which is the maximum coverage available through OPIC. We have no deductible for this insurance.

   In connection with our February 1995 acquisitions of two subsidiaries (each a "Congo subsidiary") owning interests in the Yombo field offshore Congo, we and a wholly-owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim certain tax losses ("dual consolidated losses") incurred by such subsidiaries prior to the acquisitions. Under the tax law in the Congo, as it existed when this acquisition took place, if an entity is acquired in its entirety and that entity has certain tax attributes, for example tax loss carryforwards from operations in the Republic of Congo, the subsequent owners of that entity can continue to utilize those losses without restriction. Pursuant to the agreement, we and CMS may be liable to the seller for the recapture of dual consolidated losses (net operating losses of any domestic corporation that are subject to an income tax of a foreign country without regard to the source of its income or on a residence basis) utilized by the seller in years prior to the acquisitions if certain triggering events occur, including (i) a disposition by either us or CMS of its respective Congo subsidiary, (ii) either Congo subsidiary's sale of its interest in the Yombo field, (iii) the acquisition of us or CMS by another consolidated group or (iv) the failure of us or CMS's Congo subsidiary to continue as a member of its respective consolidated group. A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. The only time limit associated with the occurrence of a triggering event relates to the utilization of a dual consolidated loss in a foreign jurisdiction. A dual consolidated loss that is utilized to offset income in a foreign jurisdiction is only subject to recapture for 15 years following the year in which the dual consolidated loss was incurred for US income tax purposes. We and CMS have agreed that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. Our potential direct liability could be as much as $38.5 million if a triggering event occurs. Additionally, we believe that CMS's liability (for which we would be jointly liable with an indemnification right against CMS) could be as much as $56.2 million. We do not expect a triggering event to occur with respect to us or CMS and do not believe the agreement will have a material adverse effect upon us.

   During 1997, a new government was established in the Congo. Although the political situation in the Congo has not to date had a material adverse effect on our operations in the Congo, no assurances can be made that continued political unrest in West Africa will not have a material adverse effect on us or our operations in the Congo in the future.

   At December 31, 2001, we had capital commitments of $2.6 million primarily relating to our international oil and gas exploration and development activity. Our other planned capital projects are discretionary in nature, with no substantial capital commitments made in advance of the actual expenditures.

   The minimum annual rental commitments for the next five years and thereafter are $1.5 million in 2002, $1.5 million in 2003, $1.6 million in 2004, $1.6 million in 2005, $1.4 million in 2006 and $2.4 million thereafter.

16. Financial Instruments

   We have entered into commodity swaps, put options and interest rate swaps. The commodity swaps and put options are designated as cash flow hedges and the interest rate swaps are designated as fair value hedges in accordance with SFAS 133. Quantities covered by these hedges are based on West Texas Intermediate ("WTI") barrels. Our production is expected to average 73% of WTI, therefore, each WTI barrel hedges 1.37 barrels of our production.

 Derivative Instruments Designated as Cash Flow Hedges

   At December 31, 2001, we had entered into the following cash flow hedges:

                                                        WTI Barrels   Average
                                                          Per Day   Strike Price
                                                        ----------------------
   Swaps
     First quarter 2002................................   12,500       $25.91
     Second quarter 2002...............................    2,000        23.50
     Third quarter 2002................................    6,800        23.20
     Fourth quarter 2002...............................    5,000        23.90
   Put Options
     Second quarter 2002...............................   14,000       $22.00
     Third quarter 2002................................    9,000        22.00
     Fourth quarter 2002...............................    9,000        22.00

   At December 31, 2001, the fair market value of these hedge positions is $19.6 million, net of the cost of the options of $3.8 million. All of these agreements expose us to counterparty credit risk to the extent that the counterparty is unable to meet its settlement commitments.

 Derivative Instruments Designated as Fair Value Hedges

   In late December 2001, we entered into two interest rate swap agreements with notional amounts totaling $150 million, to hedge the fair value of our 9 1/2% Notes due 2008 and our 9 3/8% Notes due 2010. These swaps are designated as fair value hedges and are reflected as a reduction of long-term debt of $0.6 million as of December 31, 2001, with a corresponding increase in long-term liabilities. Under the terms of the agreements for the 9 3/8% Notes, the counterparty pays us a weighted average fixed annual rate of 9 3/8% on total notional amounts of $100 million, and we pay the counterparty a variable annual rate equal to the six-month LIBOR rate plus a weighted average rate of 3.49%. Under the terms of the agreement for the 9 1/2% Notes, the counterparty pays us a weighted average fixed annual rate of 9 1/2% on total notional amounts of $50 million, and we pay the counterparty a variable annual rate equal to the six-month LIBOR rate plus a weighted average rate of 3.92%.

   Subsequent to December 31, 2001, we entered into an interest rate swap agreement with a notional amount totaling $50 million to hedge the fair value of our 9 3/8% Notes. Under the terms of this agreement, the counterparty pays us a weighted average fixed annual rate of 9 3/8% on the notional amount of $50 million, and we pay the counterparty a variable annual rate equal to the three-month LIBOR rate plus a weighted average rate of 3.49%.

 Fair Values of Financial Instruments

   Fair value for cash, short-term investments, receivables and payables approximates carrying value. The following table details the carrying values and approximate fair values of our other investments, derivative financial instruments and long-term debt at December 31, 2001 and 2000.

                                      December 31, 2001     December 31, 2000
                                     ----------------------------------------
                                     Carrying  Approximate Carrying Approximate
                                      Amount   Fair Value   Amount  Fair Value
                                     --------  ----------------------------
                                                  (In thousands)
   Other investments................ $     --   $     --   $     78  $     78
   Derivative Instruments
     Option commodity contracts.....    9,490      9,490      5,595    11,088
     Commodity price swaps..........   10,120     10,120         --   (32,253)
     Interest rate swaps............     (633)      (633)        --        --
   Long-term debt (see Note 12).....  450,444    436,012    409,727   412,823
   TECONS...........................  115,000     68,770    115,000    60,950

   The fair value of our long-term debt and TECONS were determined based upon interest rates currently available to us for borrowing with similar terms at December 31, 2001 and 2000.

 Other--Enron Exposure and Call Spreads

   In December 2001, Enron Corp. ("Enron") and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. As a result, we recorded a $7.6 million charge in the fourth quarter of 2001: $1.2 million related to the November and December 2001 crude oil price swaps, $0.9 million related to the Enron call spread (see below), and $5.5 million related to the fair value of open hedges of second, third and fourth quarter 2002 crude oil production. Once a deterioration in creditworthiness creates uncertainty as to whether the future cash flows from the hedging instrument will be highly effective in offsetting the hedged risk, the derivative instrument is no longer considered highly effective and no longer qualifies for hedge accounting treatment. At such time, the fair value of the derivative asset or liability is adjusted to its new fair value, with the change in value being charged to current earnings. The net gain or loss of the derivative instruments previously reported in other comprehensive income remains in accumulated other comprehensive income and is reclassified into earnings during the period in which the originally designated hedge items affect earnings. At December 31, 2001, a deferred gain of $2.2 million remains in accumulated other comprehensive income related to the outstanding Enron options, which will be reclassified into earnings when the hedged production occurs, in the next 12 months.

   In 2001 and 2000, we entered into call spreads with the anticipation of using the proceeds to offset the Unocal Contingent payment. (See Note 17). Subsequent to entering into the call spreads, the market fell and as a result, offsetting call spreads were purchased to economically nullify the trade. All of our existing call spreads had been offset through the purchase of a mirror spread, however, the call spread with Enron was cancelled. (See above discussion). The remaining mirror call spread is not designated as a hedge instrument and is marked-to-market with changes in fair value recognized in earnings. At December 31, 2001, $1.1 million is reflected in other long-term liabilities.

17. Contingent Payment and Price Sharing Agreements

   In connection with the acquisition from Unocal in 1996 of the properties located in California, we are obligated to make a contingent payment for the years 1998 through 2004 if oil prices exceed thresholds set forth in the agreement with Unocal. Any contingent payment will be accounted for as a purchase price adjustment to oil and gas properties. The contingent payment will equal 50% of the difference between the actual average annual price received on a field-by-field basis (capped by a maximum price) and a minimum price, less ad valorem and production taxes, multiplied by the actual number of barrels of oil sold that are produced from the properties acquired from Unocal during the respective year. The minimum price of $17.75 per Bbl under the agreement (determined based on the near month delivery of WTI crude oil on the NYMEX) is escalated at 3% per year and the maximum price of $21.75 per Bbl on the NYMEX is escalated at 3% per year. Minimum and maximum prices are reduced to reflect the field level price by subtracting a fixed differential established for each field. The reduction was established at approximately the differential between actual sales prices and NYMEX prices in effect in 1995 ($4.34 per Bbl weighted average for all the properties acquired from Unocal). We accumulate credits to offset the contingent payment when prices are $.50 per Bbl or more below the minimum price. We paid $10.8 million to Unocal under this agreement on March 15, 2002.

   In connection with the acquisition of the Congo properties in 1995, we entered into a price sharing agreement with the seller. There is no termination date associated with this agreement. Under the terms of the agreement, if the average price received for the oil production during the year is greater than the benchmark price established by the agreement, we are obligated to pay the seller 50% of the difference between the benchmark price and the actual price received, for all the barrels associated with this acquisition. The benchmark price was $15.78 per Bbl for 2001, $15.19 per Bbl for 2000 and $14.79 per Bbl for 1999. The benchmark price increases each year, based on the increase in the Consumer Price Index. For 2001, the effect of this agreement was that we only owned upside above $15.78 per Bbl on approximately 56% of our Congo production. We were obligated to pay the seller $3.4 million in 2001 and $5.4 million in 2000 under this price sharing agreement. This obligation was accounted for as a reduction in oil revenues. No payment was due in 1999.

   We acquired a 12% working interest in the Point Pedernales oil field from Unocal in 1994 and the remainder of its 80.3 % working interest from Torch in 1996. We are entitled to all revenue proceeds up to $9.00 per Bbl, with the excess revenue over $9.00 per Bbl, if any, we share with the original owners from whom Torch acquired its interest. We own amounts below $9.00 per Bbl with the other working interest owners based on their respective ownership interests. For 2001, the effect of this agreement is we were entitled to receive the pricing upside above $9.00 per Bbl on approximately 73% of the gross Point Pedernales production. As of December 31, 2001, we had $0.2 million accrued as our obligation under this agreement. As of December 31, 2000, we had $0.6 million accrued as our obligation under this agreement. As of December 31, 1999, we had $5.1 million accrued as our obligation under this agreement.

18. Supplemental Information (Unaudited)

 Oil and Gas Producing Activities

   Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. Reserve quantities and future production as of December 31,

2001, and for previous years, are based primarily on reserve reports prepared by the independent petroleum engineering firm of Ryder Scott Company. These estimates are inherently imprecise and subject to substantial revision.

   Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids ("NGL") were made in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on NYMEX prices at year-end 2001, of $19.84 per Bbl and $2.57 per MMbtu, and are adjusted for the effects of contractual agreements with Unocal and Amoco in connection with the California and Congo property acquisitions (see
Note 17).

   Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pre-tax net cash flows, less depreciation of the tax basis of the properties and depletion allowances applicable to the gas, oil, condensate and NGL production. Because the disclosure requirements are standardized, significant changes can occur in these estimates based upon oil and gas prices currently in effect. The results of these disclosures should not be construed to represent the fair market value of our oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

 Costs incurred

   The following table sets forth the costs incurred in property acquisition and development activities:

                                                      Year Ended December 31,
                                                     --------------------------
                                                       2001     2000     1999
                                                     ----------------------
                                                           (In thousands)
   Domestic
     Property acquisition
       Proved properties............................ $ 41,135 $     -- $ 62,300
       Unproved properties (/1/)....................    6,131    4,892      520
     Exploration....................................   16,004    5,591    4,973
     Development
       Proved reserves..............................   95,005   79,857   35,372
       Unproved reserves............................    5,716   11,433    2,906
                                                     ----------------------
                                                     $163,991 $101,773 $106,071
                                                     ======== ======== ========
   Foreign
     Property acquisition
       Proved properties............................ $     -- $     -- $     --
       Unproved properties (/1/)....................       47      479      424
     Exploration....................................    4,703    6,467    3,742
     Development
       Proved reserves..............................   20,222    4,406   20,404
       Unproved reserves............................       --      342       --
                                                     ----------------------
                                                     $ 24,972 $ 11,694 $ 24,570
                                                     ======== ======== ========
   Total
     Property acquisition
       Proved properties............................ $ 41,135 $     -- $ 62,300
       Unproved properties (/1/)....................    6,178    5,371      944
     Exploration....................................   20,707   12,058    8,715
     Development
       Proved reserves..............................  115,227   84,263   55,776
       Unproved reserves............................    5,716   11,775    2,906
                                                     ----------------------
                                                     $188,963 $113,467 $130,641
                                                     ======== ======== ========

--------
(/1/Includes)capitalized interest directly related to development activities of $2.5 million and $0.3 million in 2001 and 1999.

 Capitalized costs

   The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization:

                                                   As of December 31,
                                            ----------------------------------
                                               2001        2000        1999
                                            ----------  ----------  ----------
                                                     (In thousands)
Domestic
  Proved properties........................ $  893,215  $  986,889  $  898,032
  Unproved properties......................     27,117      25,341      21,755
                                            ----------  ----------  ----------
    Total capitalized costs................    920,332   1,012,230     919,787
    Accumulated depreciation, depletion and
     amortization..........................   (378,644)   (461,225)   (403,727)
                                            ----------  ----------  ----------
      Net capitalized costs................ $  541,688  $  551,005  $  516,060
                                            ==========  ==========  ==========
Foreign
  Proved properties........................ $   91,437  $   84,558  $   80,374
  Unproved properties......................      2,660       5,445       2,618
                                            ----------  ----------  ----------
    Total capitalized costs................     94,097      90,003      82,992
    Accumulated depreciation, depletion and
     amortization..........................    (37,693)    (29,008)    (20,901)
                                            ----------  ----------  ----------
      Net capitalized costs................ $   56,404  $   60,995  $   62,091
                                            ==========  ==========  ==========
Total
  Proved properties........................ $  984,652  $1,071,447  $  978,406
  Unproved properties......................     29,777      30,786      24,373
                                            ----------  ----------  ----------
    Total capitalized costs................  1,014,429   1,102,233   1,002,779
    Accumulated depreciation, depletion and
     amortization..........................   (416,337)   (490,233)   (424,628)
                                            ----------  ----------  ----------
      Net capitalized costs................ $  598,092  $  612,000  $  578,151
                                            ==========  ==========  ==========

 Results of operations for producing activities

                                                  Year Ended December 31,(1)
                                               -------------------------------
                                                 2001       2000       1999
                                               ---------  ---------  ---------
                                                      (In thousands)
Domestic
  Revenues from oil and gas producing
   activities................................. $ 309,019  $ 265,917  $ 195,032
  Production costs............................  (161,086)  (130,671)  (111,327)
  Exploration costs...........................   (16,170)    (5,503)   (10,643)
  Depreciation, depletion and amortization....   (61,331)   (51,960)   (62,360)
  Provision for impairment of oil and gas
   properties.................................   (89,466)        --         --
  Income tax (provision) benefit..............     7,645    (31,336)    (2,795)
                                               ---------  ---------  ---------
    Results of operations from producing
     activities (excluding corporate overhead
     and interest costs)...................... $ (11,389) $  46,447  $   7,907
                                               =========  =========  =========
Foreign
  Revenues from oil and gas producing
   activities................................. $  36,020  $  40,944  $  30,664
  Production costs............................   (14,028)   (13,641)   (12,869)
  Exploration costs...........................    (5,888)    (4,271)    (3,374)
  Depreciation, depletion and amortization....   (10,381)    (8,085)    (9,177)
  Provision for impairment of oil and gas
   properties.................................   (14,024)        --         --
  Income tax (provision) benefit..............     3,318     (6,036)    (1,082)
                                               ---------  ---------  ---------
    Results of operations from producing
     activities (excluding corporate overhead
     and interest costs)...................... $  (4,983) $   8,911  $   4,162
                                               =========  =========  =========
Total
  Revenues from oil and gas producing
   activities................................. $ 345,039  $ 306,861  $ 225,696
  Production costs............................  (175,114)  (144,312)  (124,196)
  Exploration costs...........................   (22,058)    (9,774)   (14,017)
  Depreciation, depletion and amortization....   (71,712)   (60,045)   (71,537)
  Provision for impairment of oil and gas
   properties.................................  (103,490)        --         --
  Income tax (provision) benefit..............    10,963    (37,372)    (3,877)
                                               ---------  ---------  ---------
    Results of operations from producing
     activities (excluding corporate overhead
     and interest costs)...................... $ (16,372) $  55,358  $  12,069
                                               =========  =========  =========

--------
(1) Reflects our continuing operations.

   Our estimated total proved and proved developed reserves of oil and gas are as follows:

                                       Year Ended December 31,
                         --------------------------------------------------------
                               2001               2000               1999
                         -----------------  -----------------  ------------------
                         Oil(/1/)    Gas    Oil(/1/)    Gas    Oil(/1/)    Gas
                          (MBbl)   (MMcf)    (MBbl)   (MMcf)    (MBbl)    (MMcf)
                         --------  -------  --------  -------  --------  --------
Domestic
  Proved reserves at
   beginning of year.... 196,692   165,977  239,190   145,125  164,300    403,256
  Revisions of previous
   estimates............  15,164   (55,422) (40,340)   20,740   61,168     56,097
  Extensions and
   discoveries..........     311       578   15,945    17,678   10,795     11,800
  Production............ (14,536)  (12,750) (15,591)  (15,215) (15,892)   (17,620)
  Sales of reserves in-
   place................      --        --   (2,512)   (2,351) (10,270)  (335,927)
  Purchase of reserves
   in-place.............   1,383    12,980       --        --   29,089     27,519
                         -------   -------  -------   -------  -------   --------
  Proved reserves at end
   of year.............. 199,014   111,363  196,692   165,977  239,190    145,125
                         =======   =======  =======   =======  =======   ========
  Proved developed
   reserves
    Beginning of year... 160,039   122,500  174,846   112,204  123,077    308,667
                         =======   =======  =======   =======  =======   ========
    End of year......... 169,507    92,890  160,039   122,500  174,846    112,204
                         =======   =======  =======   =======  =======   ========
Foreign
  Proved reserves at
   beginning of year....  23,202        --   26,048        --   25,841         --
  Revisions of previous
   estimates............  (5,478)       --   (1,003)       --    2,042         --
  Extensions and
   discoveries..........      --     1,129       --        --       --         --
  Production............  (1,880)       --   (1,843)       --   (1,835)        --
  Sales of reserves in-
   place................      --        --       --        --       --         --
  Purchase of reserves
   in-place.............      --        --       --        --       --         --
                         -------   -------  -------   -------  -------   --------
  Proved reserves at end
   of year..............  15,844     1,129   23,202        --   26,048         --
                         =======   =======  =======   =======  =======   ========
  Proved developed
   reserves
    Beginning of year...  11,013        --   13,749        --   10,242         --
                         =======   =======  =======   =======  =======   ========
    End of year.........  15,844     1,129   11,013        --   13,749         --
                         =======   =======  =======   =======  =======   ========
Total(2)
  Proved reserves at
   beginning of year.... 219,894   165,977  265,238   145,125  190,141    403,256
  Revisions of previous
   estimates............   9,686   (55,422) (41,343)   20,740   63,210     56,097
  Extensions and
   discoveries..........     311     1,707   15,945    17,678   10,795     11,800
  Production............ (16,416)  (12,750) (17,434)  (15,215) (17,727)   (17,620)
  Sales of reserves in-
   place................      --        --   (2,512)   (2,351) (10,270)  (335,927)
  Purchase of reserves
   in-place.............   1,383    12,980       --        --   29,089     27,519
                         -------   -------  -------   -------  -------   --------
  Proved reserves at end
   of year.............. 214,858   112,492  219,894   165,977  265,238    145,125
                         =======   =======  =======   =======  =======   ========
  Proved developed
   reserves
    Beginning of year... 171,052   122,500  188,595   112,204  133,319    308,667
                         =======   =======  =======   =======  =======   ========
    End of year......... 185,351    94,019  171,052   122,500  188,595    112,204
                         =======   =======  =======   =======  =======   ========

--------
(/1/Includes)estimated NGL reserves.
(2) Reserves from our discontinued operations are included in this table.

 Discounted future net cash flows

   The standardized measure of discounted future net cash flows and changes therein are shown below:

                                               Year Ended December 31,
                                         -------------------------------------
                                            2001         2000         1999
                                         -----------  -----------  -----------
                                                   (In thousands)
Domestic
  Future cash inflows................... $ 3,182,420  $ 6,168,033  $ 4,823,952
  Future production costs...............  (1,773,397)  (2,968,448)  (2,132,655)
  Future development costs..............    (382,412)    (349,150)    (357,708)
                                         -----------  -----------  -----------
  Future net inflows before income tax..   1,026,611    2,850,435    2,333,589
  Future income taxes...................    (149,564)    (896,974)    (704,236)
                                         -----------  -----------  -----------
  Future net cash flows.................     877,047    1,953,461    1,629,353
  10% discount factor...................    (366,050)    (803,899)    (739,181)
                                         -----------  -----------  -----------
  Standardized measure of discounted
   future net cash flows................ $   510,997  $ 1,149,562  $   890,172
                                         ===========  ===========  ===========
Foreign
  Future cash inflows................... $   248,569  $   521,831  $   469,327
  Future production costs...............    (123,628)    (235,825)    (177,150)
  Future development costs..............      (6,863)     (54,475)     (46,750)
                                         -----------  -----------  -----------
  Future net inflows before income tax..     118,078      231,531      245,427
  Future income taxes...................     (25,237)     (70,452)     (66,971)
                                         -----------  -----------  -----------
  Future net cash flows.................      92,841      161,079      178,456
  10% discount factor...................     (24,152)     (55,752)     (61,455)
                                         -----------  -----------  -----------
  Standardized measure of discounted
   future net cash flows................ $    68,689  $   105,327  $   117,001
                                         ===========  ===========  ===========
Total
  Future cash inflows................... $ 3,430,989  $ 6,689,864  $ 5,293,279
  Future production costs...............  (1,897,025)  (3,204,273)  (2,309,805)
  Future development costs..............    (389,275)    (403,625)    (404,458)
                                         -----------  -----------  -----------
  Future net inflows before income tax..   1,144,689    3,081,966    2,579,016
  Future income taxes...................    (174,801)    (967,426)    (771,207)
                                         -----------  -----------  -----------
  Future net cash flows.................     969,888    2,114,540    1,807,809
  10% discount factor...................    (390,202)    (859,651)    (800,636)
                                         -----------  -----------  -----------
  Standardized measure of discounted
   future net cash flows................ $   579,686  $ 1,254,889  $ 1,007,173
                                         ===========  ===========  ===========

--------
* In addition to the information presented in the above table, we entered into swap and option arrangements on a portion of our future crude production as of December 31, 2001 (see Note 16). The effects of these hedges would increase the present value of future net cash flows discounted at a 10% rate ("PV-10") by approximately $17.8 million as of December 31, 2001.

   The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                Year Ended December 31,
                                            ----------------------------------
                                               2001        2000        1999
                                            ----------  ----------  ----------
Domestic
  Standardized measure--beginning of year.. $1,149,562  $  890,172  $  277,963
  Sales, net of production costs...........   (154,785)   (147,924)    (94,384)
  Purchases of reserves in-place...........     13,759          --     224,251
  Net change in prices and production
   costs...................................   (904,288)    387,009     439,615
  Extensions, discoveries and improved
   recovery, net of future production and
   development costs.......................      2,750     181,885      59,873
  Changes in estimated future development
   costs...................................    (61,735)     (8,806)    (12,375)
  Development costs incurred...............     62,562      79,857      32,380
  Revisions of quantity estimates..........     20,906    (233,132)    276,965
  Accretion of discount....................    151,060     110,162      27,796
  Net change in income taxes...............    211,477    (149,592)   (211,448)
  Sales of reserves in-place...............         --      (9,242)   (151,348)
  Changes in production rates and other....     19,729      49,173      20,884
                                            ----------  ----------  ----------
  Standardized measure--end of year........ $  510,997  $1,149,562  $  890,172
                                            ==========  ==========  ==========
Foreign
  Standardized measure--beginning of year.. $  105,327  $  117,001  $   21,970
  Sales, net of production costs...........    (21,899)    (27,255)    (17,759)
  Purchases of reserves in-place...........         --          --          --
  Net change in prices and production
   costs...................................    (56,360)     19,595      59,641
  Extensions, discoveries and improved
   recovery, net of future production and
   development costs.......................        114          --          --
  Changes in estimated future development
   costs...................................     16,455      (7,167)     12,711
  Development costs incurred...............     16,100       4,406       7,175
  Revisions of quantity estimates..........    (25,804)     (7,204)      8,479
  Accretion of discount....................     13,861      14,300       2,197
  Net change in income taxes...............     24,150      (7,284)    (26,001)
  Sales reserves in-place..................         --          --          --
  Changes in production rates and other....     (3,255)     (1,065)     48,588
                                            ----------  ----------  ----------
  Standardized measure--end of year........ $   68,689  $  105,327  $  117,001
                                            ==========  ==========  ==========
Total
  Standardized measure--beginning of year.. $1,254,889  $1,007,173  $  299,933
  Sales, net of production costs...........   (176,684)   (175,179)   (112,143)
  Purchases of reserves in-place...........     13,759          --     224,251
  Net change in prices and production
   costs...................................   (960,648)    406,604     499,256
  Extensions, discoveries and improved
   recovery, net of future production and
   development costs.......................      2,864     181,885      59,873
  Changes in estimated future development
   costs...................................    (45,280)    (15,973)        336
  Development costs incurred...............     78,662      84,263      39,555
  Revisions of quantity estimates..........     (4,898)   (240,336)    285,444
  Accretion of discount....................    164,921     124,462      29,993
  Net change in income taxes...............    235,627    (156,876)   (237,449)
  Sales of reserves in-place...............         --      (9,242)   (151,348)
  Changes in production rates and other....     16,474      48,108      69,472
                                            ----------  ----------  ----------
  Standardized measure--end of year........ $  579,686  $1,254,889  $1,007,173
                                            ==========  ==========  ==========

--------
* In addition to the information presented in the above table, the Company had entered into swap and option arrangements on a portion of its future crude production as of December 31, 2001 (see Note 16). The effects of these hedges would increase the PV-10 by approximately $17.8 million as of December 31, 2001.

20. Selected Quarterly Financial Data (Unaudited)

Quarterly Results Restated --

                                                                                         Income
                                                                                      (Loss) From    Cumulative
                                                                      Income (Loss)   Discontinued   Effect of
                                                           Income         From        Operations,    Change in      Net
                                                        (Loss) From    Continuing        Net of      Accounting    Income
                                             Revenues   Operations     Operations      Income Tax    Principle     (Loss)
                                             --------   -----------   -------------   ------------   ----------   --------
                                                           (Expressed in thousands except per share amounts)
2001
First Quarter                                $105,186    $  25,888      $  8,185         $1,418        $  --      $  9,603
Second Quarter                                 93,273       14,865         1,781            878           --         2,659
Third Quarter                                  80,059        7,367        (2,783)           400           --        (2,383)
Fourth Quarter(3)                              66,794     (136,773)      (89,114)            64           --       (89,050)
                                             --------    ---------      --------         ------        -----      --------
                                             $345,312    $ (88,653)     $(81,931)        $2,760        $  --      $(79,171)
                                             ========    =========      ========         ======        =====      ========
2000(2)
First Quarter                                $ 66,603    $   9,743      $    (58)        $  709        $  --      $    651
Second Quarter                                 66,289        7,429        (1,563)           823         (796)       (1,536)
Third Quarter                                  82,411       23,016         7,288          1,367           --         8,655
Fourth Quarter                                 93,916       16,014         2,722          1,143           --         3,865
                                             --------    ---------      --------         ------        -----      --------
                                             $309,219    $  56,202      $  8,389         $4,042        $(796)     $ 11,635
                                             ========    =========      ========         ======        =====      ========

                                                                    Basic Earnings (Loss) Per Share(1)
                                                              -----------------------------------------------
                                                                                                        Net
                                                              Continuing   Discontinued   Cumulative   Income
                                                              Operations    Operations      Effect     (Loss)
                                                              ----------   ------------   ----------   ------
2001
First Quarter                                                   $ 0.50        $0.08         $   --     $ 0.58
Second Quarter                                                    0.11         0.05             --       0.16
Third Quarter                                                    (0.16)        0.02             --      (0.14)
Fourth Quarter                                                  $(5.28)       $  --         $   --     $(5.28)

2000(2)
First Quarter                                                   $   --        $0.04         $   --     $ 0.04
Second Quarter                                                   (0.09)        0.04          (0.04)     (0.09)
Third Quarter                                                     0.41         0.08             --       0.49
Fourth Quarter                                                  $ 0.16        $0.06         $   --     $ 0.22

                                                                   Diluted Earnings (Loss) Per Share(1)
                                                              -----------------------------------------------
                                                                                                        Net
                                                              Continuing   Discontinued   Cumulative   Income
                                                              Operations    Operations      Effect     (Loss)
                                                              ----------   ------------   ----------   ------
2001
First Quarter                                                   $ 0.48        $0.08         $   --     $ 0.56
Second Quarter                                                    0.10         0.06             --       0.16
Third Quarter                                                    (0.16)        0.02             --      (0.14)
Fourth Quarter                                                  $(5.28)       $  --         $   --     $(5.28)

2000(2)
First Quarter                                                   $   --        $0.04         $   --     $ 0.04
Second Quarter                                                   (0.09)        0.04          (0.04)     (0.09)
Third Quarter                                                     0.41         0.07             --       0.48
Fourth Quarter                                                  $ 0.15        $0.07         $   --     $ 0.22

--------
(/1/The)sum of the individual quarterly net income (loss) per common share may not agree with year-to-date net income (loss) per common share as each quarterly computation is based on the weighted average number of common shares outstanding during that period.
(/2/Results)for the 2000 quarters were revised due to a change in accounting for processed fuel oil and natural gas liquids inventories (see Note 2).
(3) Fourth quarter 2002 results include $103.5 million of impairments.

21. Subsequent Events

    Discontinued Operations

    In 2002, we sold a majority of our oil and gas properties located in Texas, Alabama and Louisiana for approximately $9.0 million, and recognized a $0.5 million loss on the sale of these properties. Historical results of operations from these properties are classified as discontinued operations in our statements of income. Revenues associated with the sold properties were $8.3 million in 2001, $14.6 million in 2000 and $8.5 million in 1999.

    Acquisition

    Effective September 18, 2002, pursuant to an Agreement and Plan of Merger, a wholly owned subsidiary of Nuevo Energy Company was merged with and into Athanor Resources, Inc. ("Athanor"), a Delaware corporation, and Athanor became the surviving wholly owned subsidiary of Nuevo Energy Company. In connection with the merger, Nuevo issued approximately 2.0 million shares of common stock for all of the common and preferred stock of Athanor. The merger was accounted for using the purchase method of accounting. The purchase price totaling approximately $101.4 million included a combination of $61.3 million of available cash and additional borrowings, the issuance of approximately $20.1 million of our common stock to Athanor stockholders.

    Legal Proceedings

    Legal Update

    On April 5, 2000, we filed a lawsuit against ExxonMobil Corporation in the United States District Court for the Central District of California, Western Division. The Company and ExxonMobil each owed a 50% interest in the Sacate field, offshore Santa Barbara County, California. We believed that we had been denied a reasonable opportunity to exercise our rights under the unit operating agrement. We alleged that ExxonMobil's actions breach the unit operating agreement and the covenant of good faith and fair dealing. We settled this lawsuit in June 2002. Under the terms of the agreement, we received $16.5 million from ExxonMobil and conveyed to them our interest in the Santa Ynez Unit, our non-consent interest in the adjacent Pescado field and relinquished our right to participate in the Sacate field and recorded a $14.7 million gain related to the sale of this unproved property in the second quarter of 2002.

    On September 22, 2000, we were named as a defendant in the lawsuit Thomas Wachtell et al versus Nuevo Energy Company in the Superior Court of Los Angeles County, California. We successfully removed this lawsuit to the United States District Court for the Central District of California. The plaintiffs, who own interests in the Point Pedernales properties, asserted numerous causes of action including breach of contract, fraud and conspiracy in connection with the plaintiffs' allegation that: (i) royalties had not been properly paid to them for production from the Point Pedernales field, (ii) payments had not been made to them related to production from the Pescado and Sacate fields and (iii) we had failed to recognize the plaintiffs interests in the Tranquillon Ridge project. We settled this lawsuit in June 2002 for, among other matters, making a payment to plaintiffs of $3.4 million, and receiving from plaintiffs certain interests in properties and extinguishing certain contract rights of plaintiffs. We established a reserve for this contingency in 2001 and the settlement payment did not have a material impact on our results of operations or financial position.

                         GLOSSARY OF OIL AND GAS TERMS

Terms used to describe quantities of oil and natural gas

  . Bbl--One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

  .  Bcf--One billion cubic feet of natural gas.

  .  Bcfe--One billion cubic feet of natural gas equivalent.

  . BOE--One barrel of oil equivalent, converting gas to oil at the ratio of 6 Mcf of gas to 1 Bbl of oil.

  .  BOPD--One barrel of oil per day.

  .  MBbl--One thousand Bbls.

  .  Mcf--One thousand cubic feet of natural gas.

  .  MMBbl--One million Bbls of oil or other liquid hydrocarbons.

  .  MMcf--One million cubic feet of natural gas.

  .  MBOE--One thousand BOE.

  .  MMBOE--One million BOE.

Terms used to describe the Company's interests in wells and acreage

  . Gross oil and gas wells or acres--The Company's gross wells or gross acres represent the total number of wells or acres in which the Company owns a working interest.

  . Net oil and gas wells or acres--Determined by multiplying "gross" oil and natural gas wells or acres by the working interest that the Company owns in such wells or acres represented by the underlying properties.

Terms used to assign a present value to the Company's reserves

  . Standard measure of proved reserves--The present value, discounted at 10%, of the pre-tax future net cash flows attributable to estimated net proved reserves. The Company calculates this amount by assuming that it will sell the oil and gas production attributable to the proved reserves estimated in its independent engineer's reserve report for the prices it received for the production on the date of the report, unless it had a contractual arrangement specific to a property to sell the production for a different price. The Company also assumes that the cost to produce the reserves will remain constant at the costs prevailing on the date of the report. The assumed costs are subtracted from the assumed revenues resulting in a stream of future net cash flows. Estimated future income taxes using rates in effect on the date of the report are deducted from the net cash flow stream. The after-tax cash flows are discounted at 10% to result in the standardized measure of the Company's proved reserves. The standardized measure of the Company's proved reserves is disclosed in the Company's audited financial statements in Note 14.

  . Pre-tax discounted present value--The discounted present value of proved reserves is identical to the standardized measure, except that estimated future income taxes are not deducted in calculating future net cash flows. The Company discloses the discounted present value without deducting estimated income taxes to provide what it believes is a better basis for comparison of its reserves to the producers who may have different tax rates.

Terms used to classify our reserve quantities

  . Proved reserves--The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions.

   The SEC definition of proved oil and gas reserves, per Article 4-10(a)(2) of Regulation S-X, is as follows:

     Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

     (a) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
  (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     (b) Reserves which can be produced economically through application of improved recovery, techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     (c) Estimates of proved reserves do not include the following: (1) oil that may become available from known reservoirs, but is classified separately as "indicated additional reserves"; (2) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (3) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (4) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

  . Proved developed reserves--Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

  . Proved undeveloped reserves--Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

Terms which describe the cost to acquire the Company's reserves

  . Finding costs--The Company's finding costs compare the amount the Company spent to acquire, explore and develop its oil and gas properties, explore for oil and gas and to drill and complete wells during a period, with the increases in reserves during the period. This amount is calculated by dividing the net change in the Company's evaluated oil and property costs during a period by the change in proved reserves plus production over the same period. The Company's finding costs as of December 31 of any year represent the average finding costs over the three-year period ending December 31 of that year.

Terms which describe the productive life of a property or group of properties

  . Reserve life index--A measure of the productive life of an oil and gas property or a group of oil and gas properties, expressed in years. Reserve life index for the years ended December 31, 2001, 2000 or 1999 equal the estimated net proved reserves attributable to a property or group of properties divided by production from the property or group of properties for the four fiscal quarters preceding the date as of which the proved reserves were estimated.

Terms used to describe the legal ownership of the Company's oil and gas properties

  . Royalty interest--A real property interest entitling the owner to receive a specified portion of the gross proceeds of the sale of oil and natural gas production or, if the conveyance creating the interest provides, a specific portion of oil and natural gas produced, without any deduction for the costs to explore for, develop or produce the oil and natural gas. A royalty interest owner has no right to consent to or approve the operation and development of the property, while the owners of the working interests have the exclusive right to exploit the mineral on the land.

  . Working interest--A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear the cost to explore for, develop and produce such oil and natural gas. A working interest owner who owns a portion of the working interest may participate either as operator or by voting his percentage interest to approve or disapprove the appointment of an operator and drilling and other major activities in connection with the development and operation of a property.

  . Net revenue interest--A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, net of royalty interests and costs to explore for, develop and produce such oil and natural gas.

Terms used to describe seismic operations

  . Seismic data--Oil and gas companies use seismic data as their principal source of information to locate oil and gas deposits, both to aid in exploration for new deposits and to manage or enhance production from known reservoirs. To gather seismic data, an energy source is used to send sound waves into the subsurface strata. These waves are reflected back to the surface by underground formations, where they are detected by geophones which digitize and record the reflected waves. Computers are then used to process the raw data to develop an image of underground formations.

  . 2-D seismic data--2-D seismic survey data has been the standard acquisition technique used to image geologic formations over a broad area. 2-D seismic data is collected by a single line of energy sources which reflect seismic waves to a single line of geophones. When processed, 2-D seismic data produces an image of a single vertical plane of sub-surface data.

  . 3-D seismic--3-D seismic data is collected using a grid of energy sources, which are generally spread over several miles. A 3-D survey produces a three dimensional image of the subsurface geology by collecting seismic data along parallel lines and creating a cube of information that can be divided into various planes, thus improving visualization. Consequently, 3-D seismic data is a more reliable indicator of potential oil and natural gas reservoirs in the area evaluated than 2-D seismic data.

The Company's miscellaneous definitions

  . Infill drilling--Infill drilling is the drilling of an additional well or additional wells in excess of those provided for by a spacing order in order to more adequately drain a reservoir.

  . No. 6 fuel oil (Bunker)--No. 6 fuel oil is a heavy residual fuel oil used by ships, industry, and for large-scale heating installations.

  . Upstream oil and gas properties--Upstream is a term used in describing operations performed before those at a point of reference. Production is an upstream operation and marketing is a downstream operation when the refinery is used as a point of reference. On a gas pipeline, gathering activities are considered to have ended when gas reaches a central point for delivery into a single line, and facilities used before this point of reference are upstream facilities used in gathering, whereas facilities employed after commingling at the central point and employed to make ultimate delivery of the gas are downstream facilities.